UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.____)

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Orion Energy Systems, Inc.

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June 22, 2020

Dear Fellow Shareholders:

Thank you for your investment in Orion and the confidence you have placed in our Board of Directors. We are excited to share with you the significant progress we have made in fiscal 2020, which we believe represents not only an endorsement of the values, expertise, product quality, and customer commitment of the entire Orion organization, but also a confirmation of our customers’ satisfaction with our solutions and service. Some of our highlights from fiscal 2020 include:

Revenue Growth. In fiscal 2020, our efforts to win new work and grow revenue were successful as we achieved our goal of growing revenue in fiscal 2020, with revenues increasing by 129% from $65.8 million in fiscal 2019 to $150.8 million in fiscal 2020.

Positive Net Income. In fiscal 2020, we achieved our goal of generating positive net income, with our net income increasing from $(6.7) million in fiscal 2019 to $12.6 million in fiscal 2020.

Positive EBITDA. In fiscal 2020, we achieved our goal of generating positive adjusted EBITDA, with EBITDA increasing from $(4.3) million in fiscal 2019 to $14.7 million in fiscal 2020.

Stock Appreciation. Our stock price increased by 307% from $0.91 per share on April 1, 2019 to $3.70 per share on March 31, 2020 and our market capitalization increased by 310% from approximately $27.3 million to approximately $112.0 million.

We are proud of the accomplishments we were able to deliver to our shareholders in fiscal 2020 and cordially invite you to attend our 2020 Annual Meeting of Shareholders, which will be held online at www.virtualshareholdermeeting.com/OESX2020 on Thursday, August 6, 2020, at 1:00 p.m., Central Time. A replay of our Annual Meeting of Shareholders will also be available on our website during the month of August. We hope that you will be able to attend our annual meeting online to hear about exciting progress on the horizon at Orion.

Sincerely,

Michael W. Altschaefl
Chief Executive Officer and Board Chair

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

(800) 660-9340

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Orion Energy Systems, Inc.:

Our 2020 Annual Meeting of Shareholders will be held on Thursday, August 6, 2020, at 1:00 p.m., Central Time, online at www.virtualshareholdermeeting.com/OESX2020. You will be able to listen to the annual meeting live, submit questions and vote online. A replay of the annual meeting will be available on our website during the month of August.

At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

1. the election of two nominees named in the attached proxy statement as Class II directors to serve for a term expiring at the 2021 annual meeting of shareholders, and, in each case, until their successors have been duly elected and qualified;

2. an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3. the ratification of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2021; and

4. such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.

As explained in the attached proxy statement, our board has, in consultation with Michael J. Potts and Ellen B. Richstone determined that each of Mr. Potts and Ms. Richstone will be nominated for re-election as Class II directors, which will result in Mr. Potts and Ms. Richstone serving one-year terms expiring at the 2021 annual meeting of shareholders.

You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on June 10, 2020. A proxy statement and proxy card are enclosed.

In order to provide our shareholders a more convenient, cost-effective method of attending, and, in light of the coronavirus (COVID-19) pandemic, to provide our shareholders with a means to attend the annual meeting in a manner that does not endanger the health and well-being of our shareholders, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2020. You are entitled to participate in and submit questions in writing during the annual meeting if you were a shareholder as of the close of business on June 10, 2020. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2020, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and submit the proxy card via internet, telephone or mail in accordance with its instructions so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote to approve the compensation of our named executive officers. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

By order of the Board of Directors:

Michael W. Altschaefl
Chief Executive Officer and Board Chair

Manitowoc, Wisconsin

June 22, 2020

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 6, 2020. Our proxy statement for our 2020 Annual Meeting of Shareholders and our 2020 Annual Report to Shareholders are available at www.proxyvote.com.

Our Annual Report on Form 10-K is enclosed with this notice and proxy statement for shareholders who have elected to receive paper copies of our proxy materials.

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

To be Held August 6, 2020

We are providing these proxy materials to you because our board of directors is soliciting proxies for use at our 2020 Annual Meeting of Shareholders to be held online on Thursday, August 6, 2020, at 1:00 p.m., Central Time, and at any adjournment or postponement thereof (which we refer to collectively as our “annual meeting”), for the purposes set forth in the attached Notice of 2020 Annual Meeting of Shareholders and as described herein. We either (i) mailed you a notice of internet availability of our proxy materials on or before June 22, 2020 notifying each shareholder entitled to vote at the annual meeting how to vote and how to electronically access a copy of this proxy statement and form or proxy or (ii) mailed you a printed copy of such proxy materials and a proxy card in paper format.

In order to provide our shareholders a more convenient, cost-effective method of attending, and, in light of the coronavirus (COVID-19) pandemic, to provide our shareholders with a means to attend the annual meeting in a manner that does not endanger the health and well-being of our shareholders, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2020. A replay will be available on our website during the month of August. You are entitled to participate in the annual meeting if you were a shareholder as of the close of business on June 10, 2020. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2020, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

This year’s shareholder question and answer session will include questions submitted in advance of, and questions submitted live during, the annual meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number. Questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/OESX2020. We expect to respond to questions during the annual meeting, and may also respond to questions on an individual basis or by posting answers on our investor relations website after the meeting.

Consistent with prior years, we are using the “notice and access” system adopted by the SEC relating to the delivery of our proxy materials over the internet. The SEC’s notice and access rules allow us to deliver our proxy materials to our shareholders by posting the materials on an internet website, notifying shareholders of the availability of our proxy materials on the internet and sending paper copies of our proxy materials upon shareholder request. We believe that the notice and access rules allow us to use internet technology that many shareholders prefer, continue to provide our shareholders with the information that they need and, at the same time, ensure more prompt delivery of our proxy materials. The notice and access rules also lower our cost of printing and delivering our proxy materials and minimize the environmental impact of printing paper copies.

As a result, we mailed to many of our shareholders a notice of internet availability of our proxy materials instead of a paper copy of our proxy materials. Shareholders who received the notice will have the ability to access our proxy materials over the internet and to request a paper copy of our proxy materials by mail, by e-mail or by telephone. Instructions on how to access our proxy materials over the internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request our proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The notice of internet availability of our proxy materials also serves as a notice of meeting.

Execution of a proxy will not affect your right to attend and vote at the annual meeting virtually, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before the annual meeting by giving written notice of your intention to revoke the proxy to our board secretary or by attending the annual meeting virtually and voting at the annual meeting online. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s two director nominees set forth below; (2) for the advisory vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the executive compensation tables set forth below in this proxy statement; (3) for ratification of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2021; and (4) on such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies. Our board of directors has designated Michael W. Altschaefl and William T. Hull, and each or either of them, as proxies to vote the shares of our common stock solicited on its behalf.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors or the advisory vote to approve the compensation of our named executive officers. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

The two nominees receiving the highest vote totals of the eligible shares of our common stock, no par value per share (“Common Stock”), will be elected as our directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. The advisory vote to approve the compensation of our named executive officers and the appointment of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2021 will be approved if the votes cast in favor of approval exceed the votes cast against approval. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast.

Only holders of record of shares of our Common Stock as of the close of business on June 10, 2020 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, we had 30,419,701 shares of Common Stock outstanding and entitled to vote. The record holder of each share of Common Stock outstanding on the Record Date is entitled to one vote per share on each matter submitted for shareholder consideration at the annual meeting. In order for us to validly transact business at the annual meeting, we must have a quorum present. A majority of the votes of the shares of Common Stock entitled to be cast, or shares representing at least 15,209,851 votes, will represent a quorum for the purposes of the annual meeting.

WE INTEND TO BEGIN MAKING THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AVAILABLE TO SHAREHOLDERS ON OR ABOUT JUNE 22, 2020.

RETIRING DIRECTOR TRIBUTE

We would like to formally extend our gratitude to a member of our board of directors, Mr. Kenneth M. Young, who is retiring at the annual meeting, for his years of service and contributions to our company, our board and our shareholders. We extend to Mr. Young our sincere appreciation for his valued service, guidance, advice and dedication to our company and wish him the best in his future endeavors.

Kenneth M. Young

3 Years of Service as a Director

Chair of the Nominating and Corporate Governance Committee

Member of the Nominating and Corporate Governance Committee

Member of the Compensation Committee

PROPOSAL ONE:

ELECTION OF DIRECTORS

We maintain a staggered board of directors divided into three classes. Currently, there are three directors in Class I (2017-2020) (Ms. Richstone and Messrs. Potts and Young), two directors in Class II (2018-2021) (Messrs. Altschaefl and Williamson) and two directors in Class III (2019-2022) (Messrs. Howe and Otten). Each director generally serves for a term ending on the date of the third annual shareholders’ meeting following the annual shareholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified.

In connection with the election of directors at the annual meeting and our board’s continuing effort to become smaller and more streamlined and cost-effective, Mr. Young, in consultation with the board of directors, voluntarily agreed not to stand for re-election and will retire at the annual meeting. In addition, we have, in consultation with Ms. Richstone and Mr. Potts, determined that Ms. Richstone and Mr. Potts will each be nominated for re-election as Class II directors, which will result in Ms. Richstone and Mr. Potts serving one-year terms expiring at the 2021 annual meeting of shareholders.

At the annual meeting, the terms of our three current Class I (2017-2020) directors (Ms. Richstone and Messrs. Potts and Young) will expire. As discussed above, Mr. Young will retire at the annual meeting and Ms. Richstone and Mr. Potts will stand for re-election as Class II directors. Assuming both of our director nominees are elected, following the annual meeting the size of our board will be reduced from seven to six directors.

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of June 22, 2020, about each of the board’s nominees for election at the annual meeting and each director of our company whose term will continue after our annual meeting.

Nominees For Election at the Annual Meeting

Class II Directors (2018-2021) — Terms Expiring 2021

Ellen B. Richstone, 68, has served as a director since May 2017. Ms. Richstone was the Chief Financial Officer of several public and private companies between 1989 and 2012, including Rohr Aerospace, a Fortune 500 company. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2003 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion. Ms. Richstone currently serves on the boards of two other public companies: eMagin Corporation and Superior Industries International. She currently chairs the audit committees of eMagin Corporation and Superior Industries in addition to Orion. Ms. Richstone has prior experience on both public and private boards and is currently on the board of the National Association of Corporate Directors in New England. Ms. Richstone’s past public board service includes American Power Conversion (sold), Everyware Global (taken private) and Parnell Pharmaceuticals Holdings Ltd. (taken private). In April 2013, Ms. Richstone was given the first annual Distinguished Director Award from the Corporate Directors Group (renamed ACCD). Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s business school. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors. In January 2018 Ms. Richstone was named a National Association of Corporate Directors Fellow, the highest governance level awarded. We believe that Ms. Richstone’s financial expertise and her experience as a seasoned executive and board member qualify her for service as a director of our company.

Michael J. Potts, 56, is the founding and managing partner of Rugged, LLC, an outdoor products company. Mr. Potts retired as our chief risk officer and executive vice president in August, 2017. Prior to becoming our chief risk officer and execu tive vice president, Mr. Potts served as our president and chief operating officer from July 2010 until March 2017 and as an executive vice president from 2003 until
July 2010. Mr. Potts has served as a director since 2001. Mr. Potts joined our com pany as our vice president of technical services in 2001. Prior to joining our com pany, Mr. Potts founded Energy Executives Inc., a consulting firm that assisted large energy-consuming clients on energy issues. From 1988 through 2001, Mr. Potts was employed by Kohler Co., one of the world’s largest manufacturers of plumbing products. From 1990 through 1999 he held the position of supervising engineer energy in Kohler’s energy and utilities department. In 2000, Mr. Potts assumed the position of supervisor of the energy management group which manages Kohler’s entire corporate energy portfolio, as well as the position of general manager of its natural gas subsidiary. We believe that Mr. Potts’ experiences in leadership roles in our company and in the energy industry, his public affairs experience, his engineer ing background and his significant personal holdings of our Common Stock qualify him for service as a director of our company.

RECOMMENDATION OF THE BOARD: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE DIRECTOR NOMINEES.

Directors Continuing in Office

Class II Directors (2018-2021) — Terms Expiring 2021

Michael W. Altschaefl, 61, was appointed as our chief executive officer on May 25,
2017 and has served as a director since October 2009. Mr. Altschaefl has served as our board chair since August 2016. Mr. Altschaefl serves as the chairman of E-S
Plastic Products LLC, a custom manufacturer of plastic injected molded parts and
PanelTEK LLC, an electrical engineering services and custom manufacturer of elec trical control panels. Mr. Altschaefl served as the president and chairman of Still
Water Partners, Inc., a private investment firm, from August 2013 through
December 2017 and as president of E-S Plastic Products LLC from November 2013 through May 2017. Previously, Mr. Altschaefl served as the vice president—strategy and business development of Shiloh Industries, Inc., a public company and leading independent manufacturer of advanced metal product solutions for high volume applications in the North American automotive, heavy truck, trailer and consumer markets from January 2013 until October 2013. Mr. Altschaefl was an owner and chief executive officer of Albany-Chicago Company LLC, a custom die cast and machined components company when Shiloh Industries purchased the company in
December 2012. Mr. Altschaefl is a certified public accountant. Prior to acquiring
Albany-Chicago Company LLC in 2008, Mr. Altschaefl worked for 27 years with two international independent registered public accounting firms, including 16 years as a partner. We believe that Mr. Altschaefl’s experience as our chief executive offi cer, his experience in other leadership positions at manufacturing companies and his background as an accountant qualify him for service as our chief executive officer, director and board chair.

Mark C. Williamson, 66, has served as a director since April 2009 and was our lead independent director from October 2009 through May 2013. Mr. Williamson was a partner of Putnam Roby Williamson Communications of Madison, Wis., a strategic communications firm specializing in energy utility matters, from 2008 until 2018.
He has more than 20 years of executive-level utility experience. Prior to joining
Putnam Roby Williamson Communications, Mr. Williamson was vice president of major projects for American Transmission Company from 2002 to 2008, served as executive vice president and chief strategic officer with Madison Gas and Electric
Company from 1986 to 2002 and, prior to 1986, was a trial attorney with the Madi son firm Geisler and Kay S.C. We believe that Mr. Williamson’s background in the energy utility industry, legal experience and in management positions qualify him for service as a director of our company.

Class III Directors (2019-2022) — Terms Expiring 2022

Alan B. Howe, 59 has served as co-founder and Managing Partner of Broadband Ini tiatives, LLC, a telecommunications consulting firm, since 2001. Mr. Howe also served as Vice President of Strategic and Wireless Business Development for Covad
Communications, Inc., a national broadband telecommunications company, from
2005 to 2008, and as Chief Financial Officer and Vice President of Corporate
Development for Teletrac, Inc., a mobile data and location solutions provider, from
1995 to 2011. Previously, he held various executive management positions for
Sprint and Manufacturers Hanover Trust Company. Mr. Howe has over 30 years of extensive hands-on expertise combined with corporate finance, business develop ment and corporate governance experience. Mr. Howe has a broad business back ground and has been exposed to a wide variety of complex business situations within large corporations, financial institutions, start-ups, small-caps and turnarounds.
Mr. Howe is currently a member of the board of directors and serves on the audit committees of Data I/O Corporation (where he serves as chairman), Resonant, Inc.,
Babock and Wilcox and Sonim Technologies Inc. Previously, Mr. Howe served on the boards of Determine, Inc., Urban Communications, Inc., MagicJack Vocaltec,
Widepoint and CafePress. Mr. Howe holds a B.S. in business administration and marketing from the University of Illinois and an M.B.A. in finance from the Indiana
University, Kelley Graduate School of Business. We believe that Mr. Howe’s expertise in financial capital markets and M&A, as well as his experience from serv ing on other public company boards, qualify him for service as a director of our company.

Anthony L. Otten, 64, has served as a director since August 2015. In June 2017,
Mr. Otten was appointed as our lead independent director. Mr. Otten serves as managing member of Stillwater, LLC. Previously, Mr. Otten served as chief execu tive officer of Versar, Inc. from February 2010 until its sale in November 2017 and also served as a member of the board of directors of Versar, Inc. from 2008 until its sale in November 2017. Mr. Otten also currently serves on the Advisory Board of
Constant Associates, Inc., a federal contractor, and the Board of Directors of Wash ington Performing Arts, a not-for-profit organization, where he is also Finance Chair and a member of the Executive Committee. Mr. Otten previously served as manag ing member of Stillwater, LLC from July 2009 to February 2010; operating partner of New Stream Asset Funding, LLC from 2007 to June 2009; managing member of
Stillwater, LLC from 2004 to 2007 and principal of Grisanti, Galef and Goldress,
Inc. from 2001 to 2004. Previously, Mr. Otten held senior management positions with Cabot Corporation and Marriott Corporation. We believe that Mr. Otten’s experience as a chief executive officer of a public company, capital markets expertise and merger and acquisition experience qualify him for service as a director of our company. We further believe that Mr. Otten’s leadership experience and con tributions to our board qualify him to serve as our lead director.

We strongly encourage our directors to attend our annual meeting, and it is expected that they will do so. Six of our seven then-serving directors attended our 2019 annual meeting in person and one attended online.

CORPORATE GOVERNANCE

Board of Directors — General

Our board of directors met 13 times during fiscal 2020, consisting of five mandatory meetings of the board of directors and eight optional meetings of the board of directors. All of our incumbent directors attended at least 75% of the aggregate of (a) the total number of mandatory meetings of the board held during the fiscal year while they were a director and (b) the total number of meetings held by all committees of the board on which they served during the fiscal year while they were serving on the committees.

Our board has determined that each of Ms. Richstone and Messrs. Howe, Otten, Williamson and Young is independent under the listing standards of the Nasdaq Capital Market. Our board generally uses the director independence standards set forth by the Nasdaq Capital Market as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.

Standing Board Committees

Our board of directors has established the following standing committees: an audit and finance committee, a compensation committee and a nominating and corporate governance committee. Our board has adopted charters for each standing committee describing their respective responsibilities. The charters are available on our website at www.orionlighting.com.

Our audit and finance committee is currently comprised of Ms. Richstone and Messrs. Otten and Howe, with Ms. Richstone acting as chair. Each member of the audit and finance committee is an audit committee financial expert, as defined under rules of the Securities and Exchange Commission (the “SEC”) implementing Section 407 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal responsibilities and functions of our audit and finance committee are to (i) oversee the reliability of our financial reporting, the effectiveness of our internal control over financial reporting, and the independence of our internal and external auditors and audit functions and (ii) oversee the capital structure of our company and assist our board of directors in assuring that appropriate capital is available for operations and strategic initiatives. In carrying out its accounting and financial reporting oversight responsibilities and functions, our audit and finance committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. Our audit and finance committee also is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit and finance committee met six times in fiscal 2020. Each member of our audit and finance committee meets the requirements for independence under the current rules of the Nasdaq Capital Market and the SEC.

Our compensation committee is currently comprised of Messrs. Otten, Williamson and Young, with Mr. Williamson acting as chair. Following the retirement of Mr. Young after our annual meeting, our compensation committee will be comprised of Ms. Richstone and Messrs. Otten and Williamson, with Mr. Williamson continuing to act as chair. The principal functions of our compensation committee include (i) administering our incentive compensation plans; (ii) establishing performance criteria for, and evaluating the performance of, our executive officers (including, in the absence of a lead director, our CEO); (iii) annually setting the salary and other compensation for our executive officers; (iv) overseeing the company’s response to the outcome of our shareholders’ advisory votes on our executive compensation; (v) annually reviewing the compensation paid to our non-employee directors; (vi) annually reviewing the compensation committee’s charter, our equity compensation plans and the compensation committee’s current practices, procedures and controls in order to develop, maintain and implement equity compensation compliance procedures; (vii) providing our board of directors with an annual report on our compliance with our procedures, policies, and guidelines for issuing equity awards; and (viii) reviewing and approving all disclosures in our SEC filings, including our annual proxy statement, concerning our equity compensation plans and executive and director compensation matters. In addition, members of our compensation committee are required to receive periodic training concerning our operative equity compensation plans and compensation procedures, as well as general best practices for executive compensation. Our compensation committee met four times in fiscal 2020. Each member of our compensation committee meets the requirements for independence under the current Nasdaq Capital Market and SEC rules. Our compensation committee did not engage the services of a compensation consultant to determine executive compensation for either of fiscal 2020 or fiscal 2021. In general, the compensation committee has determined to engage an independent compensation consultant only if relevant factors or circumstances change significantly.

Our nominating and corporate governance committee is comprised of Ms. Richstone and Messrs. Otten and Young, with Mr. Young acting as chair. Following the retirement of Mr. Young at our annual meeting, our nominating and corporate governance committee will be comprised of Ms. Richstone and Messrs. Otten and Williamson, with Mr. Otten acting as chair. The principal functions of our nominating and corporate governance committee are, among other things, to (i) establish and communicate to shareholders a method of recommending potential director nominees for the committee’s consideration; (ii) develop criteria for selection of director nominees; (iii) identify and recommend persons to be selected by our board of directors as nominees for election as directors; (iv) plan for continuity on our board of directors; (v) recommend action to our board of directors upon any vacancies on the board; and (vi) consider and recommend to our board other actions relating to our board of directors, its members and its committees. Our nominating and corporate governance committee met four times in fiscal 2020. Each member of our nominating and corporate governance committee meets the requirements for independence under the Nasdaq Capital Market and SEC rules.

Board Leadership Structure and Role in Risk Oversight

Our board of directors does not have a policy on whether or not the roles of chief executive officer and board chair should be separate. Our board reserves the right to assign the responsibilities of the chief executive officer and board chair to different individuals or to the same individual if, in the board’s judgment, a combined chief executive officer and board chair position is determined to be in the best interest of our company. In the circumstance where the responsibilities of the chief executive officer and board chair are vested in the same individual or in other circumstances when deemed appropriate, the board will designate an independent lead director from among the independent directors. The duties of the lead director include (i) conferring with the board chair on, and approving, meeting agendas and meeting schedules to assure there is sufficient time for discussion of all agenda items; (ii) calling and presiding over all meetings of the board at which the board chair is not present, including executive sessions; (iii) leading the annual performance reviews of the chief executive officer and the board; (iv) ensuring that there is open communication between our independent directors, the board chair and other management members; (v) being available, when deemed appropriate by the board, for consultation and direct communication with shareholders; and (vi) reviewing, at his or her discretion, information to be sent to the board.

The positions of chief executive officer and board chair had been separate since August 25, 2010; however, on May 25, 2017, our board restructured our management team and appointed Mr. Altschaefl (our then serving non-executive board chair) to serve as our chief executive officer, thereby combining the positions of chief executive officer and board chair. As a result, in June 2017, our board designated Mr. Otten to serve as our board’s independent lead director. Our board believes that this leadership structure assists our board in implementing our strategic plan, creates streamlined accountability for our performance, and facilitates our board’s efficient and effective functioning. Our board also believes that having Mr. Altschaefl serve as both our chief executive officer and our board chair allows him to leverage the information gained from both roles to effectively lead our company, while having Mr. Otten serve as our lead director continues to help our board execute independent oversight of our management team. Our board retains the authority to modify this structure to best address our company’s unique circumstances as and when appropriate.

Our full board is responsible for the oversight of our enterprise risk management process. Our board is responsible for overseeing our management team’s identification of certain enterprise risks that could adversely affect our company and the steps management has taken or plans to take to monitor, control and report such risks, including risks relating to the execution of our strategy to achieve profitability, our sales and distribution model, the sufficiency of our liquidity and capital, customer concentration, competitive pressures on the average sales price of our products, adapting to convergence and commoditization in the lighting industry, the introduction of new, low-cost competitors in the lighting industry, uncertain political and economic conditions, the impact of changes in trade policies and tariffs on our components and products, cybersecurity risk, component inventory supply, retention of key employees, innovation and product development, creating shareholder value, supply chain and inventory management, communication with investors, certain actions of our competitors, the protection of our intellectual property, inventory investment and risk of obsolescence, security of information systems and data, implementation of new information systems, credit risk, exchange rate risk, product liability, and addition of new renewable energy technologies. Our management reports on these risks periodically to our board. Our board relies on our compensation committee to address significant risk exposures facing our company with respect to compensation. As described herein under the heading “Risk Assessment of our Compensation Policies and Practices,” each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any significant risks arising from such policies and practices are reasonably likely to materially adversely affect our company. In addition, our audit committee supports the board’s risk oversight function by overseeing and managing risks relating to the reliability of our financial reporting and the effectiveness of our internal control over financial reporting, as well as risks related to our liquidity and capital structure. Our board’s role in the oversight of our risk management has not affected our board’s determination that the combined chief executive officer and board chair position (with the designation of an independent lead director) constitutes the most appropriate leadership structure for our company at this time. Our audit and finance committee and our full board review and comment on the draft risk factors for disclosure in our annual and quarterly reports and use the receipt of such draft risk factors to initiate discussions with appropriate members of our senior management if such risk factors raise questions or concerns about the status of enterprise risks then facing our company.

Nominating and Corporate Governance Committee Procedures

Our nominating and corporate governance committee will consider shareholder recommendations for potential director nominees, which should be sent to the nominating and corporate governance committee, c/o board secretary, Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. The time by which such recommendations must be received in order to be timely is set forth below under “Shareholder Proposals.” The information to be included with recommendations is set forth in our Amended and Restated Bylaws, and factors that our nominating and corporate governance committee will consider in selecting director nominees are set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on our website at www.orionlighting.com. Our nominating and corporate governance committee evaluates all potential nominees in the same manner, and may consider, among other things, a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, industry knowledge and experience and geographic, gender, age, and ethnic diversity. Our nominating and corporate governance committee believes that directors should display the highest personal and professional ethics, integrity and values and sound business judgment. The committee also believes that, while diversity and variety of experiences and viewpoints represented on our board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of geographic, gender, age or ethnic diversity. Our nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above, as well as the director’s contributions to the board during their current term. As part of its periodic self-assessment, our nominating and corporate governance committee assesses the effectiveness of its director selection policy described in this paragraph, including its provisions relating to the consideration of diversity.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, employees and officers, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Conduct is available on our web site at www.orionlighting.com. Any material amendments or waivers relating to the Code of Conduct will be disclosed on our web site referenced in this paragraph within four business days following the date of such amendment or waiver.

EXECUTIVE OFFICERS

The following table sets forth information as of June 22, 2020 regarding our current executive officers:

Name	Age	Position

Michael W. Altschaefl	61	Chief Executive Officer and Board Chair

William T. Hull	62	Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	63	Chief Operating Officer and Executive Vice President

The following biographies describe the business experience of our executive officers. (For a biography of Mr. Altschaefl, see “Proposal One: Election of Directors” above.)

William T. Hull has served as our chief financial officer, chief accounting officer and treasurer since October 2015 and became an executive vice president on April 1, 2017. Prior to his joining our company, Mr. Hull previously served as an executive of RTI International Metals, Inc., a formerly NYSE listed producer and global supplier of titanium mill products, and a manufacturer of fabricated titanium and specialty metal components, serving most recently as senior vice president and chief risk officer since July 2014 and, prior to that time, serving as senior vice president and chief financial officer since April 2007 and as vice president and chief accounting officer since August 2005. Prior to joining RTI International Metals, Inc. in 2005, Mr. Hull served as corporate controller of Stoneridge, Inc., a NYSE listed global designer and manufacturer of highly engineered electrical and electronic components, modules and systems for the commercial vehicle, automotive, agricultural and off-highway vehicle markets, where he was employed since 1986. Mr. Hull is a certified public accountant.

Scott A. Green has served as our chief operating officer since May 25, 2017, and our executive vice president since August 2016. Mr. Green previously served as our division president: innovation, project engineering and construction management from July 2015 to August 2016, our division president: Orion Engineered Systems from February 2014 to July 2015 and our division president: Harris Lighting from July 2013 to February 2014. Prior to joining us in connection with our acquisition of Harris Manufacturing, Inc. and Harris LED, LLC in July 2013 (“Harris”), Mr. Green served as the executive vice president of Harris from January 2011 until July 2013 and as chief executive officer of Harris from June 1997 to January 2011. Mr. Green graduated from Central Michigan University with a bachelor of science in business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, whom we refer to as our “NEOs,” during our fiscal 2020 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for our fiscal 2020. Our NEOs are identified below in the table titled “Summary Compensation Table for Fiscal 2020.” In this compensation discussion and analysis, we also describe various actions regarding NEO compensation taken before or after our fiscal 2020 when we believe it enhances the understanding of our executive compensation program, including actions taken with respect to the material elements of compensation awarded to our NEOs for our fiscal 2021.

Overview of Our Executive Compensation Philosophy and Design

General

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate and reward our executive officers to achieve strong financial performance, particularly increased revenue, profitability, free cash flow, cost containment and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving our financial performance goals, creating value for our shareholders, and for their extraordinary effort and dedication to our company. Over the recent past, we have implemented executive incentive compensation plans that have focused on achieving positive net income and EBITDA (defined as our earnings before interest, tax, depreciation and amortization), along with long-term shareholder value enhancements.

In early fiscal 2018, we completed a restructuring of our management team, and implemented a new corporate culture focused on cutting costs and accelerating our path to profitability while continuing to increase our revenue. As a result, in early fiscal 2018, our executive compensation program was restructured, based on the voluntary recommendation of our management, to decrease our overall executive compensation expense and incentivize decisions that helped us achieve positive net income and EBITDA, while continuing to increase our revenue.

In fiscal 2019 and 2020, we continued to focus our executive incentive compensation program on achieving profitability and positive cash flow, which resulted in our executive annual bonus program being based on achieving positive EBITDA and net income.

Our financial and shareholder value results in fiscal 2020 were impressive, including:

•	revenues increasing by 129% from $65.8 million in fiscal 2019 to $150.8 million in fiscal 2020;

•	net income increasing from $(6.7) million in fiscal 2019 to $12.6 million in fiscal 2020;

•	EBITDA increasing from $(4.3) million in fiscal 2019 to $14.7 million in fiscal 2020;

•	our closing stock price increasing by 307% from $0.91 per share on April 1, 2019 to $3.70 per share on March 31, 2020; and

•	our market capitalization increasing by 310% from approximately $27.3 million to approximately $112.0 million.

For fiscal 2021, we have focused our executive incentive compensation program on sustaining the financial success we achieved in fiscal 2020. As a result, our fiscal 2021 executive annual bonus program is based on achieving at least $10 million of net income in fiscal 2021.

Fiscal 2020

In late fiscal 2019, in consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, the following attributes for our fiscal 2020 executive compensation program:

•

Increased the fiscal 2020 base salaries of each of our NEOs by three percent. This increase was due to the committee’s desire to reward management’s efforts in reducing our costs (including accepting across-the-board reductions in compensation in fiscal 2018 that continued into fiscal 2019) and putting the Company on the path toward achieving profitability, as well as our performance in fiscal 2019.

•

Increased the level of fiscal 2020 long-term equity-based incentive awards for each of our NEOs, with each of our NEOs receiving an overall long-term equity-based incentive award set at an initial dollar value equaling 85% of the applicable NEO’s fiscal 2020 annual base salary (compared to 80% in fiscal 2019). Our compensation committee required that each NEO’s fiscal 2020 long-term equity-based incentive award be issued in the form of a combined grant, with 60% of the dollar value of the award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards in order to (i) provide liquidity to our NEOs for their tax liabilities incurred upon the vesting of their restricted stock awards (so that they would not be encouraged to sell any shares to fund their tax liabilities); (ii) preserve share availability under our 2016 Omnibus Incentive Plan (as amended and restated, the “2016 Plan”); and (iii) reduce shareholder dilution from the grants.

•

Implemented a fiscal 2020 annual cash bonus program focused on achieving our goal of generating positive net income in fiscal 2020. Our fiscal 2020 annual cash bonus program provided that, if we achieved positive net income in fiscal 2020, our NEOs would participate in a bonus pool of up to 50% of our positive net income (calculated after taking into account all bonuses), with the total bonus pool capped at a maximum of $732,000 (a three percent increase from fiscal 2019 to correspond with the increase in NEO salaries for fiscal 2020) and further subject to individual caps based on each NEO’s target bonus amount. We believed this approach, at the time, provided a challenging but obtainable goal that incentivized management to generate positive net income, and thereby lead to enhanced shareholder value. As a result of our achieving fiscal 2020 net income of $12.6 million, each of our NEOs received their maximum target bonus. Moreover, our closing stock price increased by 307% from $0.91 per share on April 1, 2019 to $3.70 per share on March 31, 2020. Our market capitalization over that time period similarly increased by 310% from approximately $27.3 million to approximately $112.0 million.

•

Implemented a maximum $100,000 discretionary financial performance bonus pool for our NEOs (other than our chief executive officer). The availability of this discretionary NEO financial performance bonus pool was contingent on our achieving at least $500,000 in EBITDA in fiscal 2020 (calculated after taking into account all bonuses), and was to be allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer. We believe that this additional bonus opportunity further evidenced our commitment to “paying for performance”. As a result of our achieving EBITDA of $14.7 million in fiscal 2020, the entire discretionary bonus pool was available for allocation by our chief executive officer, and he allocated $50,000 to our chief operating officer and $25,000 to our chief financial officer.

Fiscal 2021

In late fiscal 2020, after consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, the following attributes for our fiscal 2021 executive compensation program:

•

Increased the fiscal 2021 base salaries of each of our NEOs so that they are now more commensurate with their levels prior to our management restructuring and voluntary compensation reductions in early fiscal

2018. The compensation committee also believed that such salary increases were warranted as a result of our highly successful financial performance in fiscal 2020, as well as now being more generally consistent with our closest publicly-traded peer company, LSI Industries, Inc. Even with these increases, because our NEOs now only total three as opposed to four as of April 1, 2019, our total NEO base salaries in fiscal 2021 will not exceed their total for fiscal 2020.

•

Maintained the relative percentage of salary grant level of our fiscal 2021 long-term equity incentive awards for each of our NEOs consistent with their relative fiscal 2020 percentage of salary grant levels. As we did in fiscal 2020, each of our NEOs received a fiscal 2021 annual long-term equity-based incentive award set at an initial dollar value equaling 85% of their applicable fiscal 2021 base salary. As a result of the additional share availability under our 2016 Plan approved by our shareholders at to our 2019 Annual Meeting of Shareholders and the significant increase in our stock price since the beginning of fiscal 2020 (resulting in fewer shares being issued per dollar value of grant), our compensation committee returned to our pre-fiscal 2020 practice of allowing each of our NEOs the alternate of accepting their fiscal 2021 annual long-term equity-based incentive grant either (i) 100% in the form of three-year pro rata vesting restricted stock or (ii) a combined grant, with 60% of the dollar value of the award in the form of three-year pro rata vesting restrictive stock and 40% of the dollar value of the award in the form of restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards. Two of our three NEOs choose to accept their fiscal 2021 annual long-term incentive awards in 100% three-year pro rata vesting restricted stock. One of our NEOs chose the combined grant of 60% three-year pro rata vesting restrictive stock and 40% restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards.

•

Implemented a fiscal 2021 annual cash bonus program focused on achieving our goal of generating at least $10 million of net income in fiscal 2021. Our fiscal 2021 annual cash bonus program provides that, if we achieve at least $10 million of net income in fiscal 2021, our NEOs will participate in a bonus pool of up to 50% of our net income above $10 million (calculated after taking into account all bonuses), with the total bonus pool capped at a maximum of $775,000 (a 5.9% increase from fiscal 2020) and further subject to individual caps based on each NEO’s target bonus amount. We believe this approach provides a challenging, but obtainable, goal that incentivizes management to generate significant sustained net income, and thereby should help lead to further enhanced shareholder value.

•

Implemented a maximum $100,000 discretionary financial performance bonus pool for our NEOs (other than our chief executive officer). The availability of this discretionary NEO financial performance bonus pool is contingent on our achieving at least $10 million in net income in fiscal 2021 (calculated after taking into account all bonuses), and is to be allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer. We believe that this additional bonus opportunity further evidences our commitment to “paying for performance”.

•

Discussed the possibility of considering paying potential discretionary bonuses to one or more of our NEOs in the event we are successful in obtaining one or more major projects in fiscal 2021 similar to the one we received in fiscal 2019/20.

Following the determination of our fiscal 2021 executive compensation program, our compensation committee, upon the recommendation our executive team, delayed the implementation of the previously approved fiscal 2021 NEO salary increases for the first quarter of fiscal 2021. This decision was made in connection with our efforts to control costs and reduce our cash spend in order to help mitigate the effects of the global economic slowdown caused by the COVID-19 pandemic. Following the first quarter of fiscal 2021, it is expected that the previously approved salary increases will go into effect, but the compensation committee has reserved the right to further delay the planned salary increases if necessary.

In early fiscal 2021, our compensation committee reconsidered our fiscal 2021 annual cash bonus program in light of the economic and operational uncertainty created by the COVID-19 pandemic and implemented a revised fiscal 2021 annual cash bonus program. The revised fiscal 2021 annual cash bonus program provides that our NEOs will be eligible to split a bonus pool equal to 50% of our net income (calculated after taking into account all bonuses) in excess of an amount to be determined in the discretion of the compensation committee based on its evaluation of all relevant factors, including particularly the impact of the COVID-19 pandemic on our results of operations and the effectiveness of management’s responses thereto. The total bonus pool remains capped at a maximum of $775,000 and is further subject to individual caps based on each NEO’s target bonus amount (which are unchanged). In addition, our compensation committee similarly determined to revise our $100,000 discretionary financial performance bonus pool to provide that the net income performance criteria will be determined at the discretion of the compensation committee based on the same criteria as our revised fiscal 2021 annual cash bonus program. While our compensation committee has historically followed the generally-encouraged practice of establishing objective financial performance criteria for the achievement of annual cash incentive bonuses, our compensation committee believes it is appropriate to not determine a fixed performance criteria at this time given the current unprecedented uncertainty of being able to reasonably and objectively establish a baseline forecast or budget for our fiscal 2021 results of operations due to the COVID-19 pandemic. Our compensation committee instead decided to defer such a determination to the ultimate discretion of the compensation committee after taking into account all relevant factors as described above.

Our compensation committee has reserved the right and discretion to make exceptions or additions to our executive compensation programs, including as any such exception or addition may apply to the determination of any and/or all of the relative base salaries, annual bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our Company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases, other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under our annual cash bonus programs for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Setting Executive Compensation

Our board of directors, our compensation committee and our chief executive officer each play a role in setting the compensation of our NEOs. Our board of directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program. Currently, our compensation committee consists of Messrs. Williamson (Chair), Otten and Young. Each member of our compensation committee is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing our Company’s response to the outcome of the advisory votes of shareholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans. In consultation with the chair of our compensation committee, our chief executive officer makes recommendations to our compensation committee regarding the compensation of other executive officers and attends meetings of our compensation committee at which our compensation committee considers the compensation of other executives. Our compensation committee considers these recommendations, but has the final discretionary responsibility for determining the compensation of all of our executive officers.

The compensation committee considered the results from the shareholder advisory vote on executive compensation at our 2019 Annual Meeting of Shareholders as support for our Company’s compensation policies and practices. At our 2019 Annual Meeting of Shareholders, more than 98% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our board of directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the “say-when-on-pay” proposal at our 2017 annual meeting of shareholders.

Fiscal 2020 Executive Compensation

In late fiscal 2019, in consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, a three percent across-the-board increase in the fiscal 2020 base salaries for each of our NEOs. In connection with the approval of our fiscal 2020 long-term incentive compensation, in consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, an increase in the relative percentage and dollar amount of our fiscal 2020 long-term equity incentive restricted stock awards for each of our NEOs, with the fiscal 2020 annual long-term equity compensation grants being set at a dollar amount equal to 85% of each of our NEOs fiscal 2020 base salary. The compensation committee’s decision to increase our NEO’s base salaries and long-term equity-based incentive compensation levels was a result of the committee’s desire to reward management’s efforts in reducing our costs (including accepting across-the-board reductions in NEO compensation in fiscal 2018 that continued into fiscal 2019) and successfully putting our Company on the path toward achieving profitability. Finally, in consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, a fiscal 2020 annual incentive cash bonus opportunity and a discretionary financial performance bonus pool based on the achievement of positive net income and EBITDA. As a result of our achieving fiscal 2020 net income of $12.6 million, each of our NEOs (other than Mr. Meade) received their maximum target bonus. Similarly, a result of our achieving EBITDA of $14.7 million in fiscal 2020, the entire $100,000 NEO discretionary bonus pool was available for allocation by our chief executive officer, and he allocated $50,000 to our chief operating officer and $25,000 to our chief financial officer. Moreover, our closing stock price increased by 307% from $0.91 per share on April 1, 2019 to $3.70 per share on March 31, 2020. Our market capitalization over that time period similarly increased by 310% from approximately $27.3 million to approximately $112.0 million.

In late fiscal 2019 and early fiscal 2020, our management and compensation committee evaluated the then current projected share availability under our 2016 Plan and sought to preserve share availability under the 2016 Plan by requiring that each NEO’s fiscal 2020 long-term equity-based incentive award be issued in the form of a combined grant, with 60% of the dollar value of the award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards. Our compensation committee made the grant of our fiscal 2020 annual long-term equity-based incentive awards contingent on our shareholders approving an amendment and restatement of the 2016 Plan at our 2019 Annual Meeting of Shareholders that added an additional 1,750,000 shares available for grant under the 2016 Plan. The amendment and restatement of the 2016 Plan was approved by over 96% of the votes cast at our 2019 Annual Meeting of Shareholders and, as a result, our NEOs received their fiscal 2020 annual long-term equity-based incentive awards.

Additionally, in early fiscal 2020, our compensation committee evaluated management’s ongoing efforts to increase our revenues and granted our NEOs discretionary cash bonuses in recognition of their performance in controlling our costs, while increasing our revenues, and their success in fiscal 2019 in being awarded approximately $100 million in new revenue from a major national account customer. As a result, Mr. Altschaefl was granted a $50,000 discretionary bonus and Messrs. Hull, Green and Meade were each granted a $25,000 discretionary bonus, all attributable to our fiscal 2019 performance and reflected accordingly in the Summary Compensation Table below.

Fiscal 2021 Executive Compensation

In connection with its consideration of our NEOs’ fiscal 2021 compensation elements, our compensation committee took into account the recent history of our Company’s executive compensation, including particularly the compensation levels of our executive team prior to the Board-initiated management changes in early fiscal 2018. Our compensation committee noted that, upon his engagement as our new chief executive officer in May 2017, Mr. Altschaefl and his management team believed it was in the best interests of our Company to set the leading example for our Company’s cost reduction initiatives and volunteer to accept substantial compensation reductions, which have been largely maintained since that time, with only modest increases in fiscal 2019 and 2020.

Additionally, in preparation for deciding the fiscal 2021 executive compensation levels, our chief executive officer and compensation committee reviewed several outside expert reports, surveys and public company peer comparisons. In particular, the committee noted that our closest public company peer, LSI Industries, Inc., currently provides its chief executive officer, chief financial officer and chief operating officer with base salaries of $550,000, $340,000 and $325,000, respectively, together with annual bonus opportunities of up to 160% of base salary and long-term incentive compensation opportunities of up to 150% of base salary.

Our compensation committee then considered the dramatic financial improvements experienced by our Company since our Company’s management changes were effected in May 2017, including:

(i)	annual revenues having increased by over 115% from $70.1 million in fiscal 2017 to approximately $150.8 million in fiscal 2020;

(ii)	annual EBITDA having increased by over 247% from negative ($10) million in fiscal 2017 to approximately $14.7 million in fiscal 2020;

(iii)

our Company’s closing stock price having increased by over 270% from $1.32 per share on the date of our management change on May 25, 2017 to its then closing stock price of in excess of $5.00 per share; and

(iv)

our Company’s market capitalization having increased by over 290% from $37.9 million on the date of our management change on May 25, 2017 to its then current market capitalization of in excess of $150 million.

Our chief executive officer and the compensation committee then reviewed the compensation levels of our Company’s management team over the past three fiscal years, compared to the compensation levels of our management team prior to the management change in May 2017. Specifically, our compensation committee noted that our Company’s prior chief executive officer had a compensation package of base salary, target annual bonus potential and long-term incentive grant totaling over $1.6 million.

Our chief executive officer and the compensation committee also reviewed the proposed base salary increases for our NEOs. They noted that, even with the proposed fiscal 2021 salary increases for our Company’s current three NEOs, as the result of the departure of Mr. Meade as an NEO, the total of all base salaries payable to our Company’s three current NEOs will be virtually the same as the total base salaries initially approved for our Company’s four executive officers in fiscal 2020. With respect to the recommended fiscal 2021 salary increases for Messrs. Hull and Green, Mr. Altschaefl recommended equivalent base pay for both officers given their strong recent performance and critical role played in our dramatic financial improvements in fiscal 2020.

Our chief executive officer and the compensation committee thereafter determined to structure our proposed fiscal 2021 annual bonus plan on the same basis as our fiscal 2020 net income-based plan, with a proposed potential fiscal 2021 NEO annual bonus pool equal to 50% of our net income in excess of $10 million (after taking into account all bonuses), but with individual bonus payments capped at 100% of the fiscal 2021 salary for our chief executive officer and 50% of fiscal 2021 salary for both the chief financial officer and chief operating officer. In addition, consistent with our Company’s fiscal 2020 bonus plan structure, our compensation committee determined that an additional NEO discretionary financial performance bonus pool of $100,000 would be made available for allocation by our chief executive officer among our NEOs (other than the chief executive officer) if we achieve at least $10 million in fiscal 2021 net income. The committee noted that, as a result of the departure of Mr. Meade as an NEO, the total targeted NEO annual bonus pool for fiscal 2021 will be only 5.9% higher than the initial total targeted NEO bonus pool for fiscal 2020.

Following the initial determination of our fiscal 2021 annual bonus plan and discretionary financial performance bonus pool, our chief executive officer and the compensation committee reevaluated these programs in light of the economic and operational uncertainty created by the COVID-19 pandemic. Our chief executive officer and the compensation committee determined that while it was appropriate for our fiscal 2021 annual bonus plan and discretionary financial performance bonus pool to retain their previously approved structure, the performance thresholds triggering bonus eligibility and the availability of the $100,000 financial performance bonus pool would be left to the discretion of our compensation committee given the current uncertainty of being able to reasonably and objectively establish a baseline forecast or budget for our fiscal 2021 results of operations due to the COVID-19 pandemic. Our chief executive officer and compensation committee believe that this approach allows the compensation committee time to take into account all relevant factors and establish a challenging, but obtainable goal in light of the unprecedented effect of COVID-19 on the economy and our business.

Our chief executive officer and the compensation committee also determined that our NEOs’ fiscal 2021 annual long-term incentive grants should remain the same on a percentage-of-salary basis as in fiscal 2020, with the grant to be awarded in the form of shares of restricted stock that vest on a pro-rata basis over a three-year employment period after their effective grant date. As a result, our NEOs would be granted fiscal 2021 annual restricted stock grants valued at 85% of each NEO’s fiscal 2021 base salary compensation. However, given our exceptional financial performance during fiscal 2020 and the substantial additional share availability under the 2016 Plan approved by our shareholders at our 2019 Annual Meeting of Shareholders, our chief executive officer proposed, and our compensation committee approved, reverting for fiscal 2021 to our prior practice of allowing each NEO to choose whether to accept his annual long-term incentive grant either in 100% restricted stock, or in the form of 60% of the dollar value of the award in restricted stock and 40% of the dollar value of the award in restricted cash. Our chief executive officer and compensation committee noted that the total dollar amount of proposed fiscal 2021 long-term incentives to be granted to the Company’s three NEOs would be slightly less than the total dollar amount of long-term incentive grants made to the Company’s four NEOs in fiscal 2020.

Internal and External Reports

In general, our compensation committee has determined to save our Company the cost of engaging an independent compensation consultant, unless factors or circumstances change significantly. In addition, in connection with setting executive compensation levels for fiscal 2021, our compensation committee reviewed the following external reports and surveys: (i) Economic Research Institute, Executive Compensation Assessor; (ii) FW Cook 2019 Top 250 Report; (iii) FW Cook 2019 Annual Incentive Plan Report; (iv) Meridian Compensation Partners 2019 Executive Compensation Trends and Developments Survey; and (v) ClearBridge Compensation Group 2019 Annual & Long Term Incentive Plan Design Report. In setting executive compensation for fiscal years 2020 and 2021, our compensation committee took into account its own internal reports on recent trends in executive compensation at public companies, including pay-for-performance, say-on-pay, merit increases, annual incentives, long-term incentives and perquisites.

To assure independence, our compensation committee pre-approves all work unrelated to executive compensation proposed to be provided by a compensation consultant, if any. Our compensation committee also considers all factors relevant to the consultant’s independence from management, including but not limited to the following factors:

•	The provision of other services that the consultant provides to us;

•	The amount of fees received from us as a percentage of the consultant’s total revenue;

•	The consultant’s policies and procedures designed to prevent conflicts of interest;

•	Business or personal relationships of the consultant with our compensation committee members;

•	The amount of our stock owned by the consultant; and

•	Business or personal relationships of the consultant with our executive officers.

Our compensation committee also assessed the independence of our principal outside legal counsel, with whom the committee consults from time to time on executive compensation matters. Using the factors set forth above, our compensation committee determined that our principal outside legal counsel was independent and that there were no conflicts of interest with respect to its work for the committee.

Elements of Executive Compensation

Our current executive compensation program for our NEOs consists of the following elements:

•	Base salary;

•	Short-term annual incentive bonus compensation;

•	Long-term equity-based incentive compensation; and

•	Retirement and other benefits.

Base Salary

We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year.

In late fiscal 2019, in consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, three percent increases to the fiscal 2020 salaries for each of our NEOs. Our NEOs’ fiscal 2020 salaries were increased due to the committee’s desire to reward management’s efforts in reducing our costs, as well as our performance in fiscal 2019, all taking into account the decrease in NEO salaries in fiscal 2018 and freeze on NEO salaries in fiscal 2019.

In late fiscal 2020, in consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, increases to the fiscal 2021 base salaries of each of our NEOs so that they are now more commensurate with their levels prior to our management restructuring and voluntary compensation reductions in early fiscal 2018. Our compensation committee also believed that such salary increases were warranted as a result of our highly successful financial performance in fiscal 2020, as well as being more generally consistent with our closest publicly-traded peer company, LSI Industries, Inc. Even with these increases, because our NEOs now only total three as opposed to four as of April 1, 2019, our total NEO base salaries in fiscal 2021 will not exceed their initially approved total for fiscal 2020.

The fiscal 2021 base salaries for our NEOs compared to their fiscal 2020 base salaries are as follows:

Name and Current Position	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary

Michael W. Altschaefl	$335,000	$425,000
Chief Executive Officer

William T. Hull	$292,000	$350,000
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$283,000	$350,000
Chief Operating Officer and Executive Vice President

Marc Meade(1)	$219,000	N/A
Former Executive Vice President

Total	$1,129,000	$1,125,000

(1)	During fiscal 2020, Mr. Meade’s salary was reduced to $200,000 in connection with his transition to the non-executive role of Senior Vice President — Operations Planning and Business Development.

Following the determination of our fiscal 2021 executive compensation program, our compensation committee, upon the recommendation our executive team, delayed the implementation of the previously approved fiscal 2021 NEO salary increases for the first quarter of fiscal 2021. This decision was made in connection with our efforts to control costs and reduce our cash spend in order to help mitigate the effects of the global economic slowdown caused by the COVID-19 pandemic. Following the first quarter of fiscal 2021, it is expected that the previously approved salary increases will go into effect, but the compensation committee has reserved the right to further delay the planned salary increases if necessary.

Incentive Compensation — Fiscal 2020

For fiscal 2020, in consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, an incentive compensation program for our NEOs that consisted of (i) annual incentive cash bonus opportunities and (ii) long-term equity-based incentive compensation, consisting of awards of three-year pro rata vesting restricted stock grants (representing 60% of the dollar value of the long-term equity-based incentive award) and cash awards payable in one-third increments upon the annual vesting of the tandem restricted stock awards (representing 40% of the dollar value of the long-term equity-based incentive award) in order to provide liquidity to our NEOs for their tax liabilities incurred upon the vesting of the restricted stock awards. These annual cash bonus opportunities and the long-term equity-based incentive compensation for fiscal 2020 for our NEOs are discussed in detail below.

Annual Cash Bonus Opportunities for Fiscal 2020

Under our fiscal 2020 executive annual cash bonus program, our NEOs were eligible to participate in an annual bonus pool of up to 50% of our positive fiscal 2020 net income (calculated after taking into account all bonuses), with the total bonus pool capped at a maximum of $732,000 (a three percent increase from fiscal 2019 to correspond with the increase in NEO salaries for fiscal 2020) and with individual awards further capped at each NEO’s target bonus amount. Payments made to our NEOs from this net income-based bonus pool were made on a pro rata basis based on each NEO’s percentage share of the total target bonus pool determined by their relative target bonus amount compared to the total target bonus amount, subject to each NEO’s individual cap based on their target bonus amount. Our compensation committee selected net income as the sole component of our fiscal 2020 annual cash bonus program due to management’s and our committee’s goal to incentivize the generation of actual, unadjusted positive net income in fiscal 2020. Since our Company achieved net income of $12.6 million in fiscal 2020, each NEO (other than Mr. Meade) received the maximum annual bonus amount payable.

The following table sets forth information on our NEO annual bonuses for fiscal 2020:

Name and Current Position	Fiscal 2020 Bonus Pool Share	Fiscal 2020 Maximum Annual Bonus(1)	Percentage of Fiscal 2020 Base Salary	Fiscal 2020 Annual Bonus Paid

Michael W. Altschaefl	46%	$335,000	100%	$335,000
Chief Executive Officer

William T. Hull	20%	$146,000	50%	$146,000
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	19%	$141,500	50%	$141,500
Chief Operating Officer and Executive Vice President

Marc Meade	15%	$109,500	50%	N/A
Former Executive Vice President

(1)	Based on a maximum bonus pool of $732,000.

For fiscal 2020, our compensation committee also established a maximum $100,000 discretionary financial performance bonus pool for our NEOs. The availability of this discretionary financial performance bonus pool was contingent on our achieving at least $500,000 in EBITDA in fiscal 2020 and was to be allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer. Since we achieved EBITDA of $14.7 million in fiscal 2020, the entire $100,000 discretionary bonus pool was earned and our chief executive officer allocated $25,000 to Mr. Hull, our chief financial officer, and $50,000 to Mr. Green, our chief operating officer.

In early fiscal 2020, our compensation committee evaluated management’s ongoing efforts to increase our revenues and granted our NEOs cash bonuses in recognition of their performance in controlling costs, increasing our revenues, and their success in fiscal 2019, including being awarded approximately $100 million in new revenue from a major customer. As a result, Mr. Altschaefl was granted a $50,000 discretionary bonus and Messrs. Hull, Green and Meade were each granted a $25,000 discretionary bonus.

Long-Term Equity-Based Incentive Compensation for Fiscal 2020

In consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, annual long-term equity-based incentive awards for fiscal 2020 initially valued upon grant at $285,800 for Mr. Altschaefl, $248,200 for Mr. Hull, $240,600 for Mr. Green and $186,200 for Mr. Meade. In order to preserve share availability under our 2016 Plan, our compensation committee required that 60% of the dollar value of each award be granted in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award be granted in the form of cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards in order to provide liquidity to our NEOs for their personal income tax liabilities incurred upon the vesting of the restricted stock awards. In prior years, our NEOs had been permitted to elect whether to receive their long-term equity-based incentive awards either in the form of 100% restricted stock or in the form of 60% restricted stock and 40% restricted cash.

Our compensation committee continued to grant our NEOs awards of three-year pro rata vesting restricted stock in fiscal 2020 because it continued to believe that granting restricted stock rewards our NEOs for increasing shareholder value and also helps to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership. Our compensation committee further believed that requiring that our NEOs receive their long-term equity-based incentive awards in the form of 60% restricted stock and 40% restricted cash maintained the compensation committee’s goal of aligning our NEOs’ economic interests with our shareholders, while also preserving share availability under our 2016 Plan and reducing shareholder dilution from the grants.

Our compensation committee made the grant of long-term equity-based incentive awards to our NEOs for fiscal 2020 conditioned upon our shareholders’ approval of the amendment and restatement of the 2016 Plan, which was approved by over 96% of the votes cast at our 2019 Annual Meeting of Shareholders. The restricted stock awards (with the dollar values converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on June 7, 2019) resulted in a grant of the following number of restricted shares to our NEOs:

Name and Current Position	Value of Long-Term Grant ($)	Restricted Stock (#)	Restricted Cash ($)

Michael W. Altschaefl	$285,800	63,747	$114,320
Chief Executive Officer

William T Hull	$248,200	55,360	$99,280
Chief Financial Officer and Executive Vice President

Scott A. Green	$240,600	53,665	$96,240
Chief Operating Officer and Executive Vice President

Marc Meade	$186,200	41,531	$74,480
Executive Vice President

Incentive Compensation — Fiscal 2021

For fiscal 2021, in consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, an incentive compensation program for our NEOs that consisted of (i) annual incentive cash bonus opportunities and (ii) long-term equity-based incentive compensation, consisting of awards of three-year pro rata vesting restricted stock grants. These annual cash bonus opportunities and the long-term incentive compensation for fiscal 2021 for our NEOs are discussed in detail below.

Annual Incentive Cash Bonus Opportunities for Fiscal 2021

Under our fiscal 2021 executive annual cash bonus program, our NEOs were to be eligible to participate in an annual bonus pool of up to 50% of our fiscal 2021 net income in excess of $10 million (calculated after taking into account all bonuses), with the total bonus pool capped at a maximum of $775,000 and individual awards capped at the NEO’s target bonus. Payments made to our NEOs from the net income-based bonus pool are to be made on a pro rata basis based on each NEO’s percentage share of the total target bonus pool determined by their relative target bonus amount compared to the total target bonus amount, subject to each NEO’s individual cap based on their target bonus amount. Our compensation committee selected net income as the sole component of the fiscal 2021 cash bonus program due to management’s and our committee’s goal to incentivize the generation of sustainable net income in fiscal 2021 compared to fiscal 2020.

The compensation committee established a target maximum bonus for each of our NEOs as follows for fiscal 2021:

Name and Current Position	Fiscal 2021 Bonus Pool Share	Fiscal 2021 Maximum Bonus(1)	Percentage of Fiscal 2021 Base Salary(2)

Michael W. Altschaefl	54.8%	$425,000	100%
Chief Executive Officer

William T. Hull	22.6%	$175,000	50%
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	22.6%	$175,000	50%
Chief Operating Officer and Executive Vice President

(1)	Based on a maximum bonus pool of $775,000.

(2)	Assumes maximum bonus is achieved.

For fiscal 2021, our compensation committee also established a maximum $100,000 discretionary financial performance bonus pool for our NEOs. The availability of this discretionary financial performance bonus pool is contingent on our achieving at least $10 million in net income in fiscal 2021 and is to be allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer.

In early fiscal 2021, our compensation committee reconsidered our fiscal 2021 annual cash bonus program in light of the economic and operational uncertainty created by the COVID-19 pandemic and implemented a revised fiscal 2021 annual cash bonus program. The revised fiscal 2021 annual cash bonus program provides that our NEOs will be eligible to split a bonus pool equal to 50% of our net income (calculated after taking into account all bonuses) in excess of an amount to be determined in the discretion of the compensation committee based on its evaluation of all relevant factors, including particularly the impact of the COVID-19 pandemic on our results of operations and the effectiveness of management’s responses thereto. The total bonus pool remains capped at a maximum of $775,000 and is further subject to individual caps based on each NEO’s target bonus amount (which remain unchanged) as described above. In addition, our compensation committee similarly determined to revise our $100,000 discretionary financial performance bonus pool to provide that the net income performance criteria will be determined at the discretion of the compensation committee based on the same criteria as our revised fiscal 2021 annual cash bonus program. While our compensation committee has historically followed the generally-encouraged practice of establishing objective financial performance criteria for the achievement of annual cash incentive bonuses, our compensation committee believes it is appropriate to not determine a fixed performance criteria at this time given the current unprecedented uncertainty of being able to reasonably and objectively establish a baseline forecast or budget for our fiscal 2021 results of operations due to the COVID-19 pandemic. Our compensation committee instead decided to defer such a determination to the ultimate discretion of the compensation committee after taking into account all relevant factors as described above.

The financial goals described above are not a prediction of how we will perform during fiscal year 2021. The purpose of the goals is to provide appropriate financial metrics to determine amounts of compensation under our incentive compensation program. The goals are not intended to serve, and should not be relied upon, as guidance or any other indication of our expected future performance.

Our compensation committee has the discretion to adjust the achievement of the financial goals under the fiscal 2021 cash bonus program for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Long-Term Equity-Based Incentive Compensation for Fiscal 2021

In consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, long-term equity-based incentive awards for fiscal 2021 initially valued upon grant at $361,250 for Mr. Altschaefl, $297,500 for Mr. Hull and $297,500 for Mr. Green. Our compensation committee returned to our pre-fiscal 2020 practice of allowing our NEOs to choose accepting their award either in the form of 100% restricted stock or in the form of 60% of the dollar value of each award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards.

Our compensation committee continued in fiscal 2021 to grant our NEOs awards of three-year pro rata vesting restricted stock because it continued to believe that granting restricted stock rewards our NEOs for increasing shareholder value and also helps to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership.

The restricted stock awards (with the dollar values converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on June 9, 2020) resulted in a grant of the following number of shares to our NEOs:

Name and Current Position	Value of Long-Term Grant ($)	Restricted Stock (#)	Restricted Cash ($)

Michael W. Altschaefl
Chief Executive Officer	$361,250	92,155	—

William T Hull
Chief Financial Officer and Executive Vice President	$297,500	75,892	—

Scott A. Green
Chief Operating Officer and Executive Vice President	$297,500	45,535	119,000

Retirement and Other Benefits

Welfare and Retirement Benefits. As part of a competitive compensation package, we sponsor a welfare benefit plan that offers health, life and disability insurance coverage to participating employees. We also sponsor an employee stock purchase plan under which our employees may purchase shares of our Common Stock. In addition, to help our employees prepare for retirement, we sponsor the Orion Energy Systems, Inc. 401(k) Plan and match employee contributions at a rate of 25% of the first $5,000 of an employee’s contributions (i.e., capped at $1,250). Our NEOs participate in the broad-based welfare plans, our employee stock purchase plan and the 401(k) Plan on the same basis as our other employees, except that they are not eligible for the loan program under the employee stock purchase plan. We also provide enhanced life and disability insurance benefits for our NEOs. Under our enhanced life insurance benefit, we pay the full cost of premiums for life insurance policies for our NEOs. The amounts of the premiums are reflected in the Summary Compensation Table below. Our enhanced disability insurance benefit includes a higher maximum benefit level than under our broad-based plan, cost of living adjustments and a portability feature.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our executives to perform their duties and to enable us to attract and retain employees for key positions. We provide Messrs. Altschaefl and Hull with a car allowance of $1,000 per month.

Severance and Change of Control Arrangements

Fiscal 2021 Employment Agreement Amendments

In early fiscal 2021, at the request of our NEOs, our compensation committee approved amended and restated employment agreements with Messrs. Altschaefl, Hull and Green. The purpose of these amendments were to update and harmonize the terms of employment for each of our NEOs, including harmonizing the conditions under which the employment of our NEOs could be terminated and the benefits our NEOs would receive upon termination. The most significant changes were to provide that (i) that our NEOs’ employment agreements will remain in place at all times while employed with Orion (rather than providing for a specific term with automatic renewals), (ii) upon a qualifying termination not in connection with a change in control, we would accelerate the vesting of a portion of their unvested equity awards, and (iii) each of Messrs. Hull and Green will receive a pro-rata cash bonus for their year of termination as part of their severance benefit (which was previously only available to Mr. Altschaefl) upon a qualifying employment termination.

General

We provide certain protections to our NEOs in the event of certain terminations of their employment, including enhanced protections for certain terminations that may occur after a change of control of our company. However, our NEOs (other than Mr. Altschaefl) will only receive the enhanced severance benefits following a change in control if their employment terminates without cause or for good reason. We describe this type of severance arrangement as being subject to a “double trigger.”

Mr. Altschaefl’s Amended and Restated Executive Employment and Severance Agreement contains protections that would provide Mr. Altschaefl with certain enhanced severance benefits in the event that (i) a change of control of our Company occurs prior to the end of Mr. Altschaefl’s employment period or (ii) prior to the occurrence of a change of control of our Company, but following our entry into a legally binding written agreement, arrangement or understanding that would result in a change of control, Mr. Altschaefl’s employment is terminated by us without cause or Mr. Altschaefl terminates his employment with us for good reason. We describe this type of change of control arrangement as being subject to a “single trigger.” Our compensation committee determined that it was in the best interest of our Company to provide Mr. Altschaefl with a single trigger change of control provision in his employment agreement in consideration of Mr. Altschaefl’s goals and objectives and his personal and professional sacrifices undertaken to assume the role of our chief executive officer following our management transition in early fiscal 2018 and Mr. Altschaefl’s willingness to receive significantly less in total annual compensation than our prior chief executive officer and the chief executive officers of our “peer companies” (as identified by ISS in fiscal 2018).

All payments, including any severance payments, to be made to our NEOs in connection with a change of control under their employment agreements and any other of our agreements or plans will be subject to a potential “cut-back” in the event any such severance payments or other benefits become subject to non-deductibility or excise taxes as “excess parachute payments” under Code Section 280G or 4999. The cut-back provisions have been structured such that all amounts payable under their employment agreements and other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and paying the related excise taxes (a so-called “valley provision”).

Our 2003 Stock Option Plan, 2004 Stock and Incentive Awards Plan and 2016 Plan also provide potential protections to our NEOs in the event of certain changes of control. Under these plans, our NEOs’ stock options and restricted stock that are unvested at the time of a change of control may become vested on an accelerated basis in the event of certain changes of control. In addition, our restricted stock award agreements under the 2004 Stock and Incentive Awards Plan and 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock upon a change of control. Moreover, each of our NEOs’ Executive Severance and Employment Agreements were amended and restated in fiscal 2021 to provide that any unvested equity awards held by our NEOs will be automatically accelerated upon a qualifying termination prior to a change of control, but only to the extent such equity awards would have vested within two years following the date of such qualifying termination.

We selected these triggering events to afford our NEOs some protection in the event of a termination of their employment, particularly after a change of control of our Company. We believe these types of protections better enable our NEOs to focus their efforts on behalf of our Company without undue concern over the impact on their employment or financial security of a change of control of our Company. We also provide severance benefits in order to obtain from our NEOs certain concessions that protect our interests, including their agreements with respect to confidentiality, intellectual property rights waiver, non-solicitation and non-competition. See below under the heading “Payments upon Termination or Change of Control” for a description of the specific circumstances that would trigger payment or the provision of other benefits under these arrangements, as well as a description, explanation and quantification of the payments and benefits under each circumstance.

Other Policies

Policies On Timing of Equity Awards. Our compensation committee and board of directors have adopted a general policy on the timing of equity awards under which our compensation committee generally will make annual equity awards beginning effective as of the date three business days after our next quarterly (or fiscal year-end) earnings release following the decision to make the grant, regardless of the timing of the decision. Our compensation committee has elected to grant equity awards shortly following our earnings releases so that the restricted stock awards are granted (and valued) at a point in time when the most important information about our Company then known to management and our board is likely to have been disseminated in the market.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant certain equity-based awards under our 2016 Plan. Our chief executive officer may grant awards covering up to a total of 50,000 shares of our Common Stock per fiscal year to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances. Shares subject to awards granted under this delegated authority which are subsequently cancelled or forfeited may be added back to the delegated share authority grant amount. Under this delegation of authority, any restricted stock awards granted by our chief executive officer must have an effective grant date on the first business day of the month following the event giving rise to the award.

Our equity incentive plans do not permit awards of stock options or stock appreciation rights with an effective grant date prior to the date our compensation committee or our chief executive officer takes action to approve the award.

Executive Officer Stock Ownership Guidelines. One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our shareholders. We believe that ensuring that our executive officers are also significant shareholders and have a significant financial interest in our Company is an effective means to accomplish this objective.

The number of shares required to be held by our executive officers is as follows:

Position	Required Number Of Shares	Shares Beneficially Owned

Michael Altschaefl (Chief Executive Officer)	112,154	632,914

Bill Hull (Executive Vice President and Chief Financial Officer)	38,077	862,200

Scott Green (Executive Vice President and Chief Operating Officer)	38,077	260,717

Executive officers are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted stock awards or other similar equity-based awards and through direct share purchases. Our executive officers who were executive officers at the time of the adoption of our amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly appointed executive officers have until the fifth anniversary of their appointment as executive officers to satisfy the ownership requirement. All of our executive officers have either satisfied the ownership requirement or have additional time to do so.

Tax Considerations. Section 162(m) of the Code generally prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1.0 million that is paid to certain of their current and former executive officers. To the extent the value of any individual’s compensation exceeds $1.0 million in value, our compensation committee believes that such level of compensation is appropriate to further our Company’s objectives of motivating, attracting and retaining our NEOs, despite a portion of such compensation not being eligible for deductibility under Section 162(m).

We also maintain certain deferred compensation arrangements for our employees and non-employee directors that are potentially subject to Code Section 409A. If such an arrangement is neither exempt from the application of Code Section 409A nor complies with the provisions of Code Section 409A, then the employee or non-employee director participant in such arrangement is considered to have taxable income when the deferred compensation vests, even if not paid at such time, and such income is subject to an additional 20% income tax. In such event, we are obligated to report such taxable income to the IRS and, for employees, withhold regular income taxes (but no withholding is required on the 20% additional income tax). If we fail to do so, we could be liable for the withholding taxes and interest and penalties thereon. As a result, our deferred compensation arrangements are intended to either qualify for an exemption from, or to comply with, Code Section 409A.

Anti-Hedging Policy. We maintain a policy prohibiting our employees, officers and directors from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our securities, including through financial instruments such as prepaid variable forwards, equity swaps collars and exchange funds. Our employees, officers and directors are also prohibited from trading on an exchange in puts, calls and other derivative securities related to our common stock.

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, no member of our compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During fiscal 2020, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mark A. Williamson, Chair

Anthony L. Otten

Kenneth M. Young

Summary Compensation Table for Fiscal 2020

The following table sets forth for our NEOs the following information for each of the past three fiscal years or for such shorter period as the NEO has been a NEO: (i) the dollar amount of base salary earned; (ii) the dollar value of bonuses and non-equity incentive plan compensation earned; (iii) the grant date fair value, determined under Accounting Standards Codification Topic 718 (“ASC Topic 718”), for all equity-based awards held by our NEOs; (iv) all other compensation and (v) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)		Total ($)

Michael A. Altschaefl	2020	335,000	—	335,000	193,153	—	78,558	(4)	941,711
Chief Executive Officer	2019	325,000	50,000	—	109,200	—	210,666		694,866
	2018	270,833	—	—	156,001	—	36,424		463,258

William T. Hull	2020	292,000	—	171,000	167,741	—	37,236	(5)	667,977
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer	2019	283,500	25,000	—	95,256	—	151,413		560,355
	2018	289,941	—	—	226,800	—	18,613		535,355

Scott A. Green	2020	283,000	—	191,500	162,605	—	26,959	(6)	664,064
Chief Operating Officer and Executive Vice President	2019	275,000	25,000	—	92,400	—	139,110		531,510
	2018	264,776	—	—	220,001	—	6,426		491,203

Marc Meade	2020	210,292	—	—	125,839	—	71,128	(7)	482,259
Former Executive Vice President(1)	2019	211,500	75,760	—	71,064	—	136,016		494,340
	2018	216,305	—	—	101,521	—	67,148		384,975

(1)

Mr. Meade served as our Executive Vice President until October 16, 2019, when Mr. Meade transitioned to the non-executive role of Senior Vice President – Operations Planning and Business Development. Mr. Meade departed from the Company on March 31, 2020.

(2)

Represents (i) discretionary bonuses granted by the compensation committee to our NEOs in recognition of their performance in controlling costs, increasing our revenues and their success in fiscal 2019 and (ii) a one-time cash bonus to Mr. Meade in lieu of a portion of his long-term incentive award in recognition of his performance and contributions to the Company.

(3)

Represents the grant date fair value calculated pursuant to ASC Topic 718 for restricted stock awards. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2019.

(4)

Includes $58,933 in restricted cash that vested in tandem with the vesting of restricted stock awards, a $12,000 automobile allowance, $6,425 in annual life and disability insurance premiums and $1,200 in tax planning expenses.

(5)

Includes $21,168 in restricted cash that vested in tandem with the vesting of restricted stock awards, a $12,000 automobile allowance, $2,328 in annual disability insurance premiums and $1,740 in tax planning expenses.

(6)	Includes $20,533 in restricted cash that vested in tandem with the vesting of restricted stock awards and $6,426 in annual life and disability insurance premiums.

(7)	Includes $68,728 in restricted cash that vested in tandem with the vesting of restricted stock awards and $2,400 in annual life and disability insurance premiums.

Grants of Plan-Based Awards for Fiscal 2020

As described above in the Compensation Discussion and Analysis, under our 2004 Stock and Incentive Awards Plan, 2016 Plan and employment agreements with certain of our NEOs, we granted restricted stock and non-equity incentive awards (i.e., cash bonuses) to our NEOs in fiscal 2020. The following table sets forth information regarding all such awards.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Thres- hold ($)		Target ($)		Max ($)		Thres- hold (#)	Target (#)	Max (#)
Michael Altschaefl			—	(2)	—	(2)	$335,000	(2)	—	—	—
			—	(3)	—	(3)	$114,320	(3)
	8/12/19	5/15/19										63,747	(4)	—	—	$193,153
William Hull			—	(2)	—	(2)	$146,000	(2)	—	—	—
			—	(3)	—	(3)	$99,280	(3)
	8/12/19	5/15/19										55,360	(4)	—	—	$167,741
Scott Green			—	(2)	—	(2)	$141,500	(2)	—	—	—
			—	(3)	—	(3)	$96,240	(3)
	8/12/19	5/15/19										53,665	(4)	—	—	$162,605
Marc Meade			—	(2)	—	(2)	$109,500	(2)	—	—	—
			—	(3)	—	(3)	$74,480	(3)	—	—	—
	8/12/19	5/15/19										41,531	(4)	—	—	$125,839

(1)	Represents the grant date fair value computed in accordance with ASC Topic 718.

(2)

The fiscal 2020 incentive cash bonus program provided for maximum award amounts for each executive, but did not include threshold or target award amounts. Under the fiscal 2020 cash bonus program, our NEOs would participate in a bonus of up to 50% of our positive fiscal 2020 net income (calculated after taking into account all bonuses), with the total bonus pool capped at a maximum of $732,000. Since we achieved net income of $12.6 million in fiscal 2020, each NEO (other than Mr. Meade) received the maximum annual bonus amount payable.

(3)

Represents cash awards payable in one-third increments upon the annual vesting of the tandem restricted stock awards in order to provide liquidity for the tax liabilities incurred by our NEOs upon the vesting of the restricted stock awards. Amounts vest 1/3 per year on August 12, 2020, 2021 and 2022.

(4)	Vests 1/3 per year on August 12, 2020, 2021 and 2022.

Outstanding Equity Awards at Fiscal 2020 Year End

The following table sets out information about the outstanding equity awards held by our NEOs as of March 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. Altschaefl	36,568	—		$2.41	05/28/2023	188,095	(2)	$695,951
	26,646	—		$2.03	06/12/2022
	22,045	—		$4.19	05/23/2021
	19,912	—		$3.46	05/18/2020
Mr. Hull	—	—				185,743	(3)	$687,247
Mr. Green	—	—				180,139	(4)	$666,513
Mr. Meade	20,000	—		$2.05	02/01/2023	122,453	(5)	$453,076
	25,000	—		$3.45	11/01/2020
	18,000	2,000	(5)	$3.46	05/18/2020

(1)

The amounts in this column have been computed based on the closing price of our Common Stock of $3.70 on March 31, 2020. The actual value realized by the executive will depend on the market value of our Common Stock on the date that the award vests.

(2)

63,747 shares vest in equal increments on August 12, 2020, 2021 and 2022, 86,667 shares vest in equal increments on June 7, 2020 and 2021, and 37,681 shares vest on June 13, 2020; in each instance contingent on Mr. Altschaefl’s continued employment through the applicable vesting date.

(3)

55,360 shares vest in equal increments on August 12, 2020, 2021 and 2022, 75,600 shares vest in equal increments on June 7, 2020 and 2021, and 54,783 shares vest June 13, 2020; in each instance contingent on Mr. Hull’s continued employment through the applicable vesting date.

(4)

53,665 shares vest in equal increments on August 12, 2020, 2021 and 2022, 73,333 shares vest in equal increments on June 7, 2020 and 2021, and 53,140 shares vest on June 13, 2020; in each instance contingent on Mr. Green’s continued employment through the applicable vesting date.

(5)

The term of Mr. Meade’s employment with the Company expired as of March 31, 2020 in accordance with the terms of his employment agreement. As a result, the entire amount of Mr. Meade’s unvested shares and options as of March 31, 2019 were forfeited and will not vest.

Option Exercises and Stock Vested for Fiscal 2020

The following table sets forth information about the vesting of their restricted stock awards in fiscal 2020. Our NEOs did not exercise any options in fiscal 2020.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Michael Altschaefl	81,015	$229,234

William Hull	166,344	$463,899

Scott Green	89,807	$257,523

Marc Meade	85,739	$237,995

(1)	The amounts in this column have been computed based on the closing price of our Common Stock on the vesting date.

Payments Upon Termination or Change of Control

Employment Agreements

In early fiscal 2021, at the request of our NEOs, our compensation committee approved amended and restated employment agreements with Messrs. Altschaefl, Hull and Green. The purpose of these amendments were to update and harmonize the terms of employment for each of our NEOs, including harmonizing the conditions under which the employment of our NEOs could be terminated and the benefits our NEOs would receive upon termination. The most significant changes were to provide that (i) that these employment agreements will remain in place at all times while employed with Orion (rather than providing for a specific term with automatic renewals), (ii) upon a qualifying termination not in connection with a change in control, we would accelerate the vesting of a portion of their unvested equity awards, and (iii) to each of Messrs. Hull and Green will receive a pro-rata cash bonus for their year of termination as part of their severance benefit (which was previously only available to Mr. Altschaefl) upon a qualifying employment termination. The following describes the terms of the employment agreements as amended and restated in fiscal 2021. Except for the foregoing changes, our amended and restated employment agreements with Messrs. Altschaefl, Hull and Green are substantially identical to their prior employment agreements.

Severance Benefits (No Change in Control)

Under our amended and restated employment agreements with our NEOs, our NEOs are entitled to certain severance payments and other benefits upon a qualifying employment termination. If such executive’s employment is terminated without “cause” or for “good reason”, the executive will be entitled to a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of the prior three years’ bonuses; a pro rata bonus for the year of the termination; COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period; and the acceleration and vesting of all equity awards, but only to the extent such equity awards would have vested within two years following the date of such qualifying termination. To receive these benefits, such executives must execute and deliver to us (and not revoke) a general release of claims acceptable to us.

“Cause” is defined in the employment agreements as a good faith finding by our board of directors that the executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or that we assigned to him (other than due to disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring our interests, business, or reputation; (iii) violated or failed to comply in any material respect with our published rules, regulations, or policies; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any of our property (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, equity award agreement or other agreement with us.

“Good reason” is defined in the employment agreements as the occurrence of any of the following without the executive’s consent: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the executive must perform services; or (iv) a material breach by us of any provision of the employment agreement or any equity agreement.

The severance multiples and restrictive covenants under the employment agreements, prior to any change of control occurring, are as follows:

Executive	Severance	Non-compete and Confidentiality

Michael W. Altschaefl	2 × Salary + Avg. Bonus	Yes

William T. Hull	1 × Salary + Avg. Bonus	Yes

Scott Green	1 × Salary + Avg. Bonus	Yes

We originally set the severance multiples and restrictive covenants under the employment agreements based on advice from Towers Watson that such multiples were consistent with general public company practice and our subjective belief at the time that these amounts and terms were necessary to provide our NEOs with compensation arrangements that will help us to retain and attract high-quality executives in a competitive job market. The severance multiples vary among our individual NEOs based on the advice of Towers Watson that such multiples and terms were consistent with general public company practice and our subjective judgment. We did not ascertain the basis or support for Towers Watson’s advice that such multiples and other terms are consistent with general public company practice.

Change of Control Benefits (Messrs. Hull and Green)

The employment agreements for Messrs. Hull and Green also provide enhanced benefits following a change of control of our company. Following the change of control, the executive is guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the change of control. In addition, the executive is guaranteed participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the change of control.

The severance provisions remain the same as in the pre-change of control context as described above, except that the multiplier used to determine the severance amount and the post change of control employment term increases, as is shown in the table below. The employment agreements do not provide for an exercise tax gross up in the event such taxes would become due on the change in control benefits. Rather, each employment agreement provides that, if excise taxes would otherwise be imposed in connection with payments received upon a change in control, then the amount of such payments will either be cut back to a level below the level that would trigger the imposition of the excise taxes, or be paid in full and subject to the excise taxes, whichever results in the better after-tax result to the NEO.

Executive	Severance	Trigger	Excise Tax Gross-Up

William T. Hull	2 × Salary + Avg. Bonus	Double	No

Scott Green	2 × Salary + Avg. Bonus	Double	No

We set the post change of control severance multiples under the NEOs’ employment agreements based on our belief that these amounts and terms would provide appropriate levels of protection for the NEOs to enable them to focus their efforts on behalf of our company without undue concern for their employment or financial security following a change in control. In making this original determination, our compensation committee considered information provided by Towers Watson indicating that the proposed change of control severance multiples were generally consistent with the practices of Towers Watson’s surveyed companies.

Change of Control Benefits (Altschaefl)

The employment agreement for Mr. Altschaefl provides enhanced benefits upon, and in some circumstances prior to, a change of control of our company. Upon a change of control or, if Mr. Altschaefl’s employment is terminated without “cause” or for “good reason” prior to the occurrence of a change of control, but following our entry into a legally binding written agreement, arrangement or understanding that would result in a change of control, then Mr. Altschaefl will be entitled to a lump sum change of control benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of his prior three years’ bonuses. Once Mr. Altschaefl is entitled to receive the change in control benefit, he will not be entitled to receive the lump sum severance benefit (calculated as two times the sum of his base salary plus the average of his prior three years’ bonuses) upon his termination without “cause” or for “good reason” following a change of control, as is shown in the table below. Like the other NEOs, Mr. Altschaefl’s employment agreement does not provide for an exercise tax gross up in the event such taxes would become due on the change in control benefits, but rather provides that, if excise taxes would otherwise be imposed in connection with payments received upon a change in control, then the amount of such payments will either be cut back to a level below the level that would trigger the imposition of the excise taxes, or be paid in full and subject to the excise taxes, whichever results in the better after-tax result to Mr. Altschaefl.

Executive	Change of Control Benefit	Post Change of Control Severance	Trigger	Excise Tax Gross-Up

Michael W. Altschaefl	3 × Salary + Avg. Bonus	None	Single	No

We set the change of control benefits under the Mr. Altschaefl’s employment agreement based on our belief that this amount would provide an appropriate level of protection Mr. Altschaefl to enable him to focus his efforts on behalf of our company without undue concern for his employment or financial security following a change in control. In making this original determination, our compensation committee considered Mr. Altschaefl’s goals and objectives, his personal and professional sacrifices undertaken to assume the role of our chief executive officer and Mr. Altschaefl’s willingness to receive significantly less in total annual compensation than our prior chief executive officer and the chief executive officers of our “peer companies” (as identified by ISS).

Definition of Change in Control for all NEOs

A change of control under the employment agreements generally occurs when a third party acquires 20% or more of our outstanding stock (except in the case of Mr. Altschaefl’s change in control benefit, where this threshold is increased to 50% for purposes of determining whether payment of his change of control benefit has been triggered), there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, we are liquidated or dissolved or substantially all of our assets are sold. We have agreed to treat these events as triggering events under the employment agreements because such events would represent significant changes in the ownership of our company and could signal potential uncertainty regarding the job or financial security of the NEOs. Specifically, we believe that an acquisition by a third party of 20% or more of our outstanding stock (or, in the case of Mr. Altschaefl, 50% or more for purposes of determining whether payment of his change of control benefit has been triggered) would constitute a significant change in ownership of our company because we have a relatively diverse, widely-dispersed shareholder base. We believe the types of protections provided under our employment agreements better enable our executives to focus their efforts on behalf of our company during such times of uncertainty.

Equity Plans

Our equity plans provide for certain benefits in the event of certain changes of control. Under our existing equity plans, if there is a change of control, our compensation committee may, among other things, accelerate the vesting of restricted stock and restricted cash and exercisability of all outstanding stock options and/or require that all outstanding options be cashed out. In addition, our restricted stock award agreements approved by our compensation committee under the 2004 Stock and Incentive Awards Plan and 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock upon a change of control. Our 2003 Stock Option Plan defines a change of control as the occurrence of any of the following:

•

With certain exceptions, any “person” (as such term is used in sections 13(d) and l4(d) of the Exchange Act), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 50% of the voting power of our then outstanding securities.

•

Our shareholders approve (or, if shareholder approval is not required, our board approves) an agreement providing for (i) our merger or consolidation with another entity where our shareholders immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, securities of the surviving entity representing more than 50% of the voting power of the then outstanding securities of the surviving entity, (ii) the sale or other disposition of all or substantially all of our assets, or (iii) our liquidation or dissolution.

•	Any person has commenced a tender offer or exchange offer for 30% or more of the voting power of our then-outstanding shares.

•

Directors are elected such that a majority of the members of our board shall have been members of our board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

A change of control under our 2004 Stock and Incentive Awards Plan and our 2016 Plan generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved or substantially all of our assets are sold.

Payments Upon Termination

The following table summarizes the estimated value of payments and other benefits to which our continuing NEOs would have been entitled under the employment agreements, as amended and restated, and equity plans described above upon certain terminations of employment, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2020, and that the employment agreements had been amended and restated as of such date, and (ii) in the case of a change of control, the vesting of all stock options, restricted stock and restricted cash held by our NEOs was accelerated. The term of Mr. Meade’s employment expired on March 31, 2020, in accordance with the terms of his employment agreement, and he was not entitled to any severance payments or any other benefits upon such termination of employment.

Name	Benefit	Without Cause or for Good Reason ($)***	Without Cause or for Good Reason in Connection With a Change of Control ($)***

Michael W. Altschaefl	Severance	$893,333	$1,390,000	**

	Pro Rata Target Bonus	$335,000	—

	Benefits	$23,092	$23,092

	Acceleration of Equity*	$742,080	$858,808

	Total	$1,993,505	$2,271,900

Name	Benefit	Without Cause or for Good Reason ($)***	Without Cause or for Good Reason in Connection With a Change of Control ($)***

William T. Hull	Severance	$349,000	$714,667

	Pro Rata Target Bonus	$171,000	$171,000

	Benefits	$23,092	$23,092

	Acceleration of Equity*	$727,492	$828,865

	Total	$1,270,584	$1,737,624

Scott Green	Severance	$346,833	$710,333

	Pro Rata Target Bonus	$191,500	$191,500

	Benefits	$32,714	$32,714

	Acceleration of Equity*	$705,556	$803,825

	Total	$1,276,603	$1,738,372

Total		$2,003,066	$5,385,397

*	Based on the closing price of our Common Stock on March 31, 2020. Also includes accelerated vesting of restricted cash.

**

Mr. Altschaefl’s severance benefit represents his change of control benefit payable upon a change of control or upon his termination without “cause” or for “good reason” following our entry into a binding agreement that would result in a change of control. Mr. Altschaefl does not receive any additional severance benefit following his receipt of his change of control benefit.

***

Under the employment agreements prior to their amendment and restatement, the executives would have been entitled to the same benefits, except that (i) they would not have been entitled to receive acceleration of equity upon a termination without cause or for good reason absent a change of control, and (ii) Mr. Hull and Mr. Green would not have received the pro-rata bonus upon a qualifying employment termination.

Payments Upon Change of Control (No Termination)

Mr. Altschaefl’s Agreement

The following table summarizes the estimated value of payments and other benefits to which Mr. Altschaefl would have been entitled under his employment agreement and the equity plans described above upon a change of control or upon his termination without “cause” or for “good reason” prior to a change of control but following our entry into a binding agreement that would result in a change of control, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2020, (ii) in the case of the pro rata target bonus, that the maximum bonus was earned for the year of termination and (iii) in the case of a change of control, the vesting of all restricted stock and restricted cash held by our NEOs was accelerated.

Name	Benefit	Upon a Change of Control ($)	Without Cause or for Good Reason After Entry Into Binding Agreement ($)

Michael W. Altschaefl	Change of Control Benefit	$1,390,000	$1,390,000

	Benefits	—	$23,092

	Acceleration of Equity*	$858,808	—

	Total	$2,248,808	$1,413,092

*	Based on the closing price of our Common Stock on March 31, 2020. Also includes accelerated vesting of restricted cash.

Equity Award Acceleration Upon Change of Control

If a change of control had occurred at the end of our fiscal 2020 on March 31, 2020, and the vesting of all shares of restricted stock and all restricted cash then held by our NEOs were automatically accelerated in accordance with the terms of the applicable restricted stock and restricted cash award agreements, and all such restricted stock were cashed out for a payment equal to the product of (A) the number of unvested restricted shares and (B) the closing price of our Common Stock on March 31, 2020, and with respect to the restricted cash, a cash payment equal to the amounts set forth in each tandem restricted stock and cash award agreement at the time of grant, our NEOs would have received approximately the following benefits.

Name	Number of Unvested Restricted Stock Shares Accelerated and Cashed Out (#)	Value Realized For Restricted Stock ($)	Value Realized For Restricted Cash ($)

Michael W. Altschaefl	188,096	$695,955	$162,853

William T. Hull	185,743	$687,249	$141,616

Scott Green	180,140	$666,518	$137,307

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

Each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our Company. We believe that we have designed a balanced approach to our compensation programs that rewards both our NEOs and our other key employees for achieving our annual and longer-term strategic objectives and financial and business performance goals that we believe will help us achieve sustained growth and success over the long term. We believe that our compensation committee has structured our total executive compensation to ensure that there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term shareholder appreciation. While it is possible that the pursuit of our strategic objectives and our annual financial performance targets that determine our incentive compensation may lead to employee behavior that may increase certain risks to our Company, we believe that we have designed our compensation programs to help mitigate against such concerns and to help ensure that our compensation practices and decisions are consistent with our strategic business plan and our enterprise risk profile.

During our annual review, our compensation committee takes the following actions:

•	Identifies our material compensation arrangements and categorizes them according to the levels of potential risk-taking behaviors that our compensation committee believes they may encourage;

•

Meets with our chief executive officer and chief financial officer to develop a better understanding of our enterprise risk profile and the material risks, including reputational risk and those described under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K, that we face and the relationship of our compensation policies and practices to those identified enterprise-related risks;

•

Evaluates the levels of potential risk-taking that may be encouraged by each material compensation arrangement to determine whether it is appropriate in the context of our overall compensation arrangements, our objectives for our compensation arrangements, our strategic goals and objectives and our enterprise risk profile; and

•	Identifies and evaluates the likely effectiveness of the risk-mitigation attributes contained in our compensation policies and practices, as set forth below.

As part of its review of our compensation policies and practices, our compensation committee identified the following attributes that it believes help to mitigate against the potential for excessive or unnecessary risks to be realized by our Company as a result of our compensation policies and practices:

•

We believe that we have set base salaries at a sufficient level to discourage excessive or unnecessary risk taking. We believe that base salary, as a non-variable element of compensation, helps to moderate the incentives to incur risk in the pursuit of increased financial performance metrics that are directly tied to the payment of variable elements of compensation. To perform its moderating function, we believe that base salary should make up a substantial portion of target total compensation. Our NEOs’ fiscal 2014 – 2019 base salaries were, on average, more than 50% of their total actual compensation during such fiscal year. As a result of our financial success in fiscal 2020 and the resulting annual bonuses payable to our NEOs, base salaries constituted approximately 41% of our NEOs total compensation in fiscal 2020.

•

We delayed the implementation of our previously approved fiscal 2021 NEO salary increases for the first quarter of fiscal 2021. This decision was made in connection with our efforts to control costs and reduce our cash spend in order to help mitigate the effects of the global economic slowdown caused by the COVID-19 pandemic. Following the first quarter of fiscal 2021, it is expected that the previously approved salary increases will go into effect, but the compensation committee reserves the right to further delay the planned salary increases if necessary.

•

Our incentive compensation goals in fiscal 2019, 2020 and 2021 were and are directly tied to and support our strategic business plan and were and are based upon our annual operating budget levels that were and are reviewed and approved by our board of directors and that we believe were and are attainable at their targeted levels without the need to (i) take excessive or unnecessary risks; (ii) take actions that would violate our Code of Conduct; or (iii) make material changes to our long-term business strategy or our methods of management or operation.

•	Our fiscal 2015 — 2021 incentive compensation programs capped the amount of annual cash bonus opportunities and provided for three-year pro rata vesting of equity awards.

•

Our fiscal 2020 annual executive bonus program limited the amount of our NEOs’ cash bonuses to the lesser of $732,000 or 50% of our positive net income (after taking into account all bonuses) during fiscal 2020 in order to ensure that our shareholders were able to benefit (through the appreciation of our stock price) in at least 50% of our positive net income.

•

Our fiscal 2021 annual executive bonus program limits the amount of our NEOs’ cash bonuses to the lesser of $775,000 or 50% of our net income above a performance threshold to be determined by our compensation committee (after taking into account all bonuses) during fiscal 2021 in order to ensure that our shareholders will be able to benefit (through the appreciation of our stock price) in at least 50% of our positive net income above such threshold.

•

Our incentive compensation for fiscal 2015 — 2021 was and is a combination of cash incentives and three-year pro rata vesting equity awards, so that employees only realize value on such equity awards through sustained long-term appreciation of our shareholder value. Our compensation committee believes that this combination of short and long-term equity-based incentive compensation lowers the risk of unnecessary short term risk taking associated with our annual incentive programs.

•

Our long-term incentive compensation for fiscal 2019 — 2021 allowed, and allows, at the recipient option (other than in fiscal 2020, when it was required), for cash bonus awards payable in one-third increments upon the annual vesting of their tandem restricted stock awards. We believe the NEO’s option to accept a portion of his long-term incentive award in cash provides a mechanism for our NEOs to pay their taxes associated with the vesting of restricted stock without having our NEOs sell or pledge shares in order to pay for their associated taxes. We believe this structure helps to increase the level of Company share ownership by our NEOs and puts a greater portion of their compensation “at risk”.

•	We have implemented stock ownership guidelines for all of our executive officers, which we believe help to focus them on long-term stock price appreciation and sustainability.

•

We maintain an anti-hedging policy prohibiting our employees, officers and directors from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our securities.

•

We have adopted an executive compensation “clawback” policy as an additional risk mitigation provision. Our clawback policy calls on our board of directors to require reimbursement from any officer of an amount equal to the amount of any overpayment or overrealization of any incentive compensation paid to, or realized by, the officer if:

(i) The payment or vesting of incentive compensation was predicated upon the achievement of certain Company financial or operating results with respect to the applicable performance period that were subsequently the subject of a material financial statement restatement (other than a restatement due to subsequent changes in generally accepted accounting principles, policies or practices) that adversely affects our prior announced or stated financial results, financial condition or cash flows;

(ii) In our board’s view, the recipient engaged in misconduct that caused, partially caused or otherwise contributed to the need for the financial statement restatement; and

(iii) Vesting would not have occurred, or no payment or a lower payment would have been made to the recipient, based upon our restated financial results, financial condition or cash flow.

•

We maintain an incentive compensation program for members of our sales force under which they are paid a base level of compensation plus commission-based compensation determined based on volume, type of customer and sometimes customer profitability. In fiscal 2020, the total commissions paid to our sales force totaled $2.4 million, of which $2.23 million was paid to Greg Green (the brother of Scott Green). In fiscal 2019 and fiscal 2018, Greg Green received $362,899 and $292,576 in commission payments, respectively. The eligible employees are engaged in sales and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and increase sales of our products and services to existing customers. We recognize that encouraging these actions by the participants may pose risks, such as generating a high volume of low-margin sales or short-term revenue accompanied by long-term costs. Accordingly, we designed the program to limit these risks by having the final decision on pricing outside of the control of the sales force and, in some cases, having the commission rate linked to the gross margin achieved in order to encourage high-quality sales. We have also implemented an overall cap on commission rates to ensure that the Company and its shareholders are the primary beneficiaries of high-margin sales. We monitor the program periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the program if necessary to reflect changes to our risk profile.

•

Our compensation committee reviewed the payments made to Greg Green under our incentive compensation program as part of its compensation risk management review. Our compensation committee believes that the incentive compensation program effectively manages risk as payouts are based only on measurable financial or business critical metrics. The significant payment to Mr. Green was primarily a result of extraordinary performance in generating sales to our largest customer, which accounted for 74.1% of our overall revenue in fiscal 2020 and helped drive our impressive performance in fiscal 2020. As Mr. Green’s commission was based on a percentage of the revenue generated and for some customers, the commission rate was linked to the gross margin achieved on generated from qualifying sales in excess of Mr. Green’s sales base (which was determined based on his historical performance), the compensation committee believes that the commission program properly incentivized high-quality sales while preserving value for the Company and its shareholders.

As a result of our compensation committee’s annual review, our compensation committee did not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and our enterprise risk profile. Accordingly, our compensation committee did not implement any material changes in response to this review.

DIRECTOR COMPENSATION

In fiscal 2020, we offered the following compensation program for our non-employee directors: (a) an annual retainer of $36,000, payable quarterly in cash or shares of our Common Stock at the election of the recipient; (b) an annual long-term equity-based incentive award, vesting ratably over three years, with a grant date fair value of $40,500, that is paid 60% in three-year pro rata vesting restricted stock and 40% of three-year pro rata vesting restricted cash that vests in tandem with the restricted stock at the election of the recipient; (c) an annual retainer of $30,000 for our lead director, payable quarterly in cash or shares of Common Stock at the election of the recipient; (d) an annual retainer of $25,000 for the chair of our audit and finance committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; (f) an annual retainer of $20,000 for the chair of the compensation committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; and (g) an annual retainer of $20,000 for the chair of the nominating and corporate governance committee, payable quarterly in cash or shares of Common Stock at the election of the recipient.

In late fiscal 2020, our compensation committee determined to increase the compensation of our non-employee directors for fiscal 2021 to their pre-existing levels prior to their reduction in early fiscal 2018. As a result, we now currently provide the following compensation program for our non-employee directors: (a) an annual retainer of $40,000, payable quarterly in cash or shares of our Common Stock at the election of the recipient; (b) an annual long-term equity-based incentive award, vesting ratably over three years, with a grant date fair value of $45,000, that is issued, at the director’s choice, either 100% in restricted stock or in a combined grant, with 60% of the dollar value of the award issued in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award issued in the form of three-year pro rata vesting restricted cash that vests in tandem with the restricted stock; (c) an annual retainer of $40,000 for our lead director, payable quarterly in cash or shares of Common Stock at the election of the recipient; (d) an annual retainer of $30,000 for the chair of our audit and finance committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; (f) an annual retainer of $20,000 for the chair of the compensation committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; and (g) an annual retainer of $20,000 for the chair of the nominating and corporate governance committee, payable quarterly in cash or shares of Common Stock at the election of the recipient. To the extent that our board of directors creates additional ad hoc committees, it also provides for such committee members (and their chairs) to receive additional compensation for such service.

In addition, pursuant to our director retirement program, upon the recommendation of our compensation committee and the approval of our board of directors, any board-approved non-employee director who voluntarily retires from the board prior to the end of his or her stated term or who voluntarily decides not to stand for re-election at the end of his or her stated term will be entitled to (i) continued vesting of up to all of his or her then outstanding unvested restricted stock and options on the dates when such vesting would otherwise occur if such director remained on the board on such dates and/or (ii) a services fee of $200 per hour for any time spent at our request on company-related matters, plus reimbursement for all out-of-pocket expenses, in each instance, subject to such additional terms and conditions, if any, as may be determined necessary or appropriate by our compensation committee and our board of directors. This policy only applies if the board of directors approves its application to a retiring director. In early fiscal 2018, our board, upon the recommendation of the compensation committee, pre-approved the application of our director retirement program to Mr. Williamson. In addition, our compensation committee approved the payment of a $30,000 retirement benefit to Mr. Williamson upon the time Mr. Williamson chooses to retire from our board, which will be applied by Mr. Williamson toward the purchase of Common Stock directly from the Company.

Additionally, Mr. Potts agreed that, in connection with his retirement as an officer of the Company in fiscal 2018, he would not receive any cash compensation as a non-employee director (other than reimbursement of out of pocket expenses) until January 1, 2019, and would not receive any equity compensation during his entire term as a director. Mr. Potts also agreed that he would not participate in our director retirement program or receive any retirement benefit upon his retirement from our board of directors.

In connection with Mr. Young’s retirement from our board, our compensation committee (with Mr. Young abstaining) approved the continued vesting of all of Mr. Young’s then outstanding unvested restricted stock and unvested restricted cash awards on the dates when such vesting would otherwise occur if Mr. Young remained on the Board of Directors.

Our compensation committee did not engage a compensation consultant to establish the compensation program for our non-employee directors. However, in considering our non-employee director compensation levels, our committee reviewed the FW Cook 2019 Director Compensation Report and Pearl Meyer’s Non-Employee Director Pay Practices Executive Summary. In order to attract potential new independent directors in the future, our board of directors has retained the flexibility to make an initial stock option or other form of equity-based grant or a cash award to any such new non-employee directors upon joining our board.

All non-employee directors are required to own at least 25,000 shares. Non-employee directors are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Our non-employee directors who were directors at the time of the adoption of the amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly elected non-employee directors will have until the fifth anniversary of their election to satisfy the ownership requirement. All of our non-employee directors have either satisfied the ownership requirement or have additional time to do so.

Director Compensation for Fiscal 2020

The following table summarizes the compensation of our non-employee directors for fiscal 2020. Directors who are also employees did not receive any compensation for their service as directors and they are therefore omitted from the table. We reimbursed each of our directors, including our employee directors, for expenses incurred in connection with attendance at meetings of our board and its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

Anthony L. Otten (4)	66,000	27,370	15,180	108,550

Alan B. Howe (5)	48,500	27,370	—	75,870

Ellen B. Richstone (6)	61,000	27,370	3,780	92,150

Michael J. Potts (7)	36,000	—	40,716	76,716

Mark C. Williamson (8)	36,000	27,370	15,180	98,550

Kenneth M. Young (9)	36,000	27,370	3,780	87,150

(1)

Represents the grant date fair value of the restricted stock awards pursuant to ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2020.

(2)	Only Mr. Williamson held any outstanding options as of March 31, 2020. Mr. Williamson held options to purchase 105,171 shares of our Common Stock at a weighted average price of $2.89.

(3)

Includes $15,180 in restricted cash received by Mr. Williamson, $40,716 in restricted cash received by Mr. Potts (which related to long-term incentive awards previously granted to Mr. Potts during his tenure as one of our executive officers) and $15,180 in restricted cash received by Mr. Otten that vested in tandem with the vesting of restricted stock awards.

(4)	As of March 31, 2020, Mr. Otten held no options to purchase shares of our Common Stock and held 15,783 shares of restricted Common Stock.

(5)	As of March 31, 2020, Mr. Howe held no options to purchase shares of our Common Stock and held 9,033 shares of restricted Common Stock.

(6)	As of March 31, 2020, Ms. Richstone held no options to purchase shares of our Common Stock and held 15,783 shares of restricted Common Stock.

(7)	As of March 31, 2020, Mr. Potts held no options to purchase shares of our Common Stock and held no shares of restricted Common Stock.

(8)	As of March 31, 2020, Mr. Williamson held options to purchase 105,171 shares of our Common Stock and held 15,783 shares of restricted Common Stock.

(9)	As of March 31, 2020, Mr. Young held no options to purchase shares of our Common Stock and held 15,783 shares of restricted Common Stock.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareholders. As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. This advisory vote on the compensation of our NEOs allows our shareholders to express their views on our executive compensation programs.

Our compensation committee considered the results from the shareholder advisory vote on executive compensation at our 2019 Annual Meeting of Shareholders as support for our Company’s compensation policies and practices. At our 2019 Annual Meeting of Shareholders, more than 98% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our board of directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the “say-when-on-pay” proposal at our 2017 Annual Meeting of Shareholders.

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to achieve strong financial performance, particularly positive net income and EBITDA, and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders and for extraordinary effort and dedication to our Company. Since early fiscal 2018, we have worked to implement a new culture that focuses on achieving profitability and EBITDA, along with revenue growth. As a result, our fiscal 2018 – 2021 compensation programs were and are designed to incentivize and reward short-term and long-term decisions that helps us achieve our net income and EBITDA goals and that help increase our shareholder value. Some examples of recent actions we have taken to further these objectives include:

•

Our decision to implement an annual executive cash bonus program in fiscal 2020 that focused on achievement of positive net income as a result of successfully achieving our goal to reduce our costs and accelerate our path to profitability while continuing to increase our revenue;

•

Our decision to implement an annual executive cash bonus program in fiscal 2021 that focused on our achievement of a net income threshold to be determined by our compensation committee in furtherance of our stated goal to sustain the financial success we achieved in fiscal 2020;

•

Our decision in both fiscal 2020 and 2021 to implement a discretionary financial bonus performance pool for our NEOs (other than our chief executive officer) based on achieving our profitability goals. We believe this additional discretionary bonus opportunity placed and places a greater percentage of our NEOs’ total potential compensation “at risk” and motivated and motivating our management to achieve our financial and strategic objectives, which thereby should help to enhance our shareholder value;

•

Our decision to cap the total amount of cash bonuses under our fiscal 2020 annual executive cash bonus program to the lesser of 50% of our fiscal 2020 positive net income (after taking into account all bonuses) and $732,000 in order to ensure that our shareholders were able to benefit (through the appreciation of our stock price) in at least 50% of any positive fiscal year 2020 net income;

•

Our decision to cap the total amount of cash bonuses under our fiscal 2021 annual executive cash bonus program to the lesser of 50% of our fiscal 2021 net income in excess of a performance threshold to be determined by our compensation committee (after taking into account all bonuses) and $775,000 in order to ensure that our shareholders will be able to benefit (through the anticipated resulting appreciation of our stock price) in at least 50% of any fiscal year 2021 net income in excess of $such threshold;

•

Granting long-term equity incentive awards in the form of three-year pro rata vesting restricted stock grants in order to reward our NEOs for increasing shareholder value and to motive and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership;

•

In fiscal 2020, requiring that our NEOs receive their long-term equity-based incentive awards in the form of 60% restricted stock and 40% restricted cash that vests annually with the tandem restricted stock awards. Our compensation committee made this decision in order to preserve share availability under the 2016 Plan, reduce shareholder dilution and to allow our NEOs to pay the associated tax liability without having our NEOs otherwise sell or pledge their shares in order to pay such liability;

•

Our decision to delay the implementation of the previously approved fiscal 2021 NEO salary increases for the first quarter of fiscal 2021 in connection with our efforts to control costs and reduce cash spend in order to help mitigate the effects of the global economic slowdown caused by the COVID-19 pandemic; and

•	Our executives have employment agreements with “double trigger” change in control provisions (other than Mr. Altschaefl) and do not provide for tax gross-ups.

For a further description of our executive compensation programs, please see the disclosure under the heading “Executive Compensation” above.

Our board of directors would like the support of our shareholders for the compensation of our NEOs as disclosed in this proxy statement. Accordingly, for the reasons discussed above, our compensation committee recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution, assuming a quorum exists. Abstentions will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast for this purpose.

This advisory vote on the compensation of our NEOs is not binding on our company, our board of directors or the compensation committee of the board. However, the board and the compensation committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.

RECOMMENDATION: OUR COMPENSATION COMMITTEE RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 10, 2020, by:

•	each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of June 10, 2020, through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the shareholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Information is based on 30,419,701 shares outstanding as of June 10, 2020.

Except as set forth below, the address of all shareholders listed under “Directors and executive officers” is c/o Orion Energy Systems, Inc. 2210 Woodland Drive, Manitowoc, WI 54220.

	Shares Beneficially Owned
	Number	Percentage of Outstanding

Directors and executive officers

Michael W. Altschaefl(1)	613,002	2.0%

William T. Hull(2)	862,200	2.8%

Marc Meade(3)	281,004	*

Scott A. Green(4)	260,717	*

Alan B. Howe	0	*

Anthony L. Otten(5)	92,913	*

Michael J. Potts	540,627	1.8%

Ellen B. Richstone(6)	76,348	*

Mark C. Williamson(7)	192,314	*

Kenneth Young(8)	47,800	*

All current directors and executive officers as a group (9 individuals)(9)	2,685,921	8.8%

Principal shareholders

North Star Investment Management Corp.(10)	4,040,285	13.4%

Renaissance Technologies LLC(11)	2,315,357	7.7%

*	Indicates less than 1%.

(1)

Consists of (i) 527,743 shares of Common Stock and (ii) 85,259 shares of Common Stock issuable upon the exercise of options. The number does not include 199,235 shares of restricted Common Stock that do not vest within 60 days of June 10, 2020.

(2)	Consists of 862,200 shares of Common Stock. The number does not include 169,052 shares of restricted Common Stock that do not vest within 60 days of June 10, 2020.

(3)	Consists of 281,004 shares of Common Stock.

(4)	Consists of (i) 260,717 shares of Common Stock. The number does not include 135,867 shares of restricted Common Stock that do not vest within 60 days of June 10, 2020.

(5)	Consists of 92,913 shares of Common Stock. The number does not include 22,670 shares of restricted Common Stock that do not vest within 60 days of June 10, 2020.

(6)	Consists of 76,348 shares of Common Stock. This number does not include 27,262 shares of restricted Common Stock that do not vest within 60 days of June 10, 2020.

(7)

Consists of (i) 107,055 shares of Common Stock and (ii) 85,259 shares of Common Stock issuable upon the exercise of options. The number does not include 22,670 shares of restricted Common Stock that do not vest within 60 days of June 10, 2020.

(8)	Consists of 47,800 shares of Common Stock. This number does not include 27,262 shares of restricted Common Stock that do not vest within 60 days of June 10, 2020.

(9)

Consists of (i) 2,515,403 shares of Common Stock and (ii) 170,518 shares of Common Stock issuable upon the exercise of options. The number does not include 624,530 shares of restricted Common Stock that do not vest within 60 days of June 10, 2020. The number does not include Common Stock held by Mr. Meade, who ceased to be an executive officer of the Company on October 16, 2019 and whose term of employment with the Company expired as of March 31, 2020 in accordance with the terms of his employment agreement.

(10)

The address of North Star Investment Management Corporation, which we refer to as “North Star,” is 20 N. Wacker Drive, Suite 1416, Chicago, Illinois 60606. Other than share ownership percentage information, the information set forth is as of December 31, 2019, as reported by North Star in its Amendment No. 4 to Schedule 13G filed with us and the SEC. North Star has sole voting power as to 2,270,000 shares, sole dispositive power as to 2,270,000 shares and shared dispositive power as to 1,770,285 shares.

(11)

The address of Renaissance Technologies LLC, which we refer to as “Renaissance,” is 800 Third Avenue, New York, New York 10022. Other than share ownership percentage information, the information set forth is as of December 31, 2019, as reported by Renaissance in its Schedule 13G filed with us and the SEC. Renaissance has sole voting power as to 2,219,399 shares, sole dispositive power as to 2,304,240 shares and shared dispositive power as to 11,117 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5) of our Common Stock with the SEC. The SEC requires executive officers, directors and greater than ten percent shareholders to furnish us with copies of all these forms filed with the SEC.

On March 25, 2020, Scott A. Green, our chief operating officer and executive vice president, filed amended Forms 3 and 4 to correct the number of shares he directly and indirectly held. Mr. Green’s initial Form 3 and subsequent Form 4 filings inadvertently over-reported shares he indirectly held in his 401k plan that had been disposed of prior to his becoming a Section 16 reporting person. In addition, Mr. Green’s initial Form 3 and subsequent Form 4 filings inadvertently under-reported shares he directly held in an IRA at the time he became a Section 16 reporting person. Additionally, in Mr. Green’s subsequent Form 4 filings, shares sold by ANKMC, LLC were inadvertently included in Mr. Green’s direct holdings balance. The duplication of these shares resulted from the reporting of Mr. Green’s purchases of shares by ANKMC, LLC as direct holdings, and a transfer of shares from Mr. Green’s direct holdings to ANKMC, LLC, which was not reflected in his direct holdings. The amended Form 4 filing also included an additional sale of shares from ANKMC, LLC not previously reported.

To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe that, other than as described above, all of our executive officers and directors complied with their reporting obligations during fiscal 2020.

Policies and Procedures Governing Related Person Transactions

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable to us than those available from unaffiliated third parties. Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our Common Stock or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our audit and finance committee certain information relating to related person transactions for review, approval or ratification by our audit and finance committee. In making a determination about approval or ratification of a related person transaction, our audit and finance committee will consider the information provided regarding the related person transaction and whether consummation of the transaction is believed by the committee to be in our best interests. Our audit and finance committee may take into account the effect of a director’s related person transaction on the director’s status as an independent member of our board of directors and eligibility to serve on committees of our board under SEC rules and the listing standards of the Nasdaq Capital Market. Any related person transaction must be disclosed to our full board of directors.

Related Person Transactions

Set forth below are certain related person transactions that occurred in our fiscal year 2020. Based on our experience in the business sectors in which we participate and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth below (i) were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties and (ii) complied with the terms of our policies and procedures regarding related person transactions. All of the transactions set forth below have been ratified by our audit and finance committee.

In fiscal 2020, Greg Green, our enterprise sales manager, received $2,369,870 of compensation from us in his capacity as an employee. Included in this compensation was $2,242,355 in commissions and the vesting of restricted stock valued at $17,515. Mr. Green is the brother of Scott A. Green, our chief operating officer and executive vice president. See “Risk Assessment of Our Compensation Policies and Practices” for more information regarding Mr. Green’s commissions.

AUDIT AND FINANCE COMMITTEE MATTERS

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our audit and finance committee has adopted certain pre-approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the SEC, auditor assistance with board approved capital raising or debt financing, auditor assistance with board approved acquisitions, auditor assistance with due diligence, required responses to SEC comment letters, and auditor assistance with routine tax matters.

We, the members of the audit and finance committee, as of the date of our filing of our fiscal 2020 Annual Report on Form 10-K with the SEC, represent the following:

1. As required by our charter, we reviewed the company’s financial statements for the fiscal year 2020 and met with management, as well as representatives of BDO USA, LLP, the company’s independent registered public accounting firm (which we refer to as “BDO”) for fiscal year 2020, to discuss the financial statements.

2. We also discussed with members of BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3. In addition, we received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding BDO’s communications with the audit and finance committee concerning independence, and discussed with members of BDO their independence from management and the company.

4. Based on these discussions, the financial statement review and other matters we deemed relevant, we recommended to the company’s board of directors that the company’s audited financial statements for the fiscal year 2020 be included in the company’s Annual Report on Form 10-K for the year ended March 31, 2020.

Respectfully submitted by the audit and finance committee:

Ellen B. Richstone, Chair

Anthonly L. Otten

Mark C. Williamson

Principal Accountant Services and Fees

BDO serves as our independent registered public accounting firm. Representatives of BDO are expected to be present at our annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees billed by BDO for professional services rendered for the audit of our annual financial statements for fiscal 2020 and fiscal 2019 and fees billed for other services rendered during fiscal 2020 and fiscal 2019:

	Fiscal 2020	Fiscal 2019

Audit fees(1)	$518,623	$545,274

Audit-related fees	—	—

Tax fees	—	—

All other	—	—

Total fees	$518,623	$545,274

(1)

Represents the aggregate fees billed for the financial statement audit of our fiscal 2020, and integrated audit of our fiscal 2019 financial statements, review of quarterly financial statements, review of other documents filed with the SEC, and attendance at audit committee meetings and shareholder meetings.

Audit Committee Pre-Approval Policy

The audit and finance committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit and finance committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit and finance committee’s approval of the scope of the engagement of our independent registered public accountants or on an individual, explicit case-by-case basis before our independent auditor is engaged to provide each service.

The audit and finance committee considered whether the provision of the services not related to the audit of our financial statements acknowledged in the table above was compatible with maintaining the independence of BDO and is of the opinion that the provision of these services was compatible with maintaining BDO’s independence.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and finance committee has selected BDO USA, LLP (which we refer to as “BDO”) to be our independent registered public accounting firm for our fiscal year 2021. In selecting BDO to be our independent registered public accounting firm for our fiscal year 2021, our audit and finance committee considered the results from its review of BDO’s independence, including (i) all relationships between BDO and our company and any disclosed relationships or services that may impact BDO’s objectivity and independence; (ii) BDO’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the BDO engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit and finance committee charter does not require that our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our shareholders do not ratify the selection, our audit and finance committee may reconsider whether to retain BDO, but still may retain the firm. Even if the selection is ratified, our audit and finance committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR 2021.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of our Annual Report on Form 10-K for our fiscal year ended March 31, 2020. Requests should be made to our board secretary at our principal executive offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220; telephone number (800) 660-9340.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s proxy statement. All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) for presentation at our 2021 Annual Meeting of Shareholders must be received at our offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, by February 21, 2021, for inclusion in our proxy statement for our 2021 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or nominate a director at our 2021 annual meeting must comply with the requirements set forth in our bylaws. Among other things, a shareholder must give written notice to our board secretary no later than the close of business on the day which is determined by adding to December 31, 2020 the number of days starting with May 1, 2021 and ending on the date of the 2021 annual meeting. By way of example, if our 2021 annual meeting takes place on August 5, 2021, then such notice to be timely must be received not later than the close of business on April 6, 2021.

If the notice is not timely received in accordance with the foregoing, then we are not required to present such proposal at the 2021 annual meeting because the notice will be considered untimely. If our board of directors chooses to present such a shareholder proposal submitted after its due date at the 2021 annual meeting, then the persons named in proxies solicited by our board of directors for the 2021 annual meeting may exercise discretionary voting power with respect to such proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with our board or with particular directors may send correspondence to our board secretary at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. Our board secretary will forward all appropriate communications to our board or to particular directors as directed or as appropriate. Shareholders may also communicate directly with non-management directors of our board by directing communications to Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Lead Director.

MAILINGS TO HOUSEHOLDS

To reduce duplicate mailings, we are now sending only one copy of any notice of internet availability of proxy materials, proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written request, we will promptly deliver a separate copy of any notice of internet availability of proxy materials, annual report or proxy statement to a shareholder at a shared address.

If you wish to receive separate copies of each notice of internet availability of proxy materials, proxy statement and annual report please notify us by writing or calling our board secretary at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, telephone number (800) 660-9340. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple notices of internet availability of proxy materials, proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our board secretary.

PROXY SOLICITATION

We will bear the costs of solicitation of proxies for our annual meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, in person or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Brokers, nominees, fiduciaries, and other custodians who are requested to forward soliciting material to the beneficial owners of our Common Stock held of record by them will be reimbursed for their reasonable expenses.

YOUR VOTE IS IMPORTANT.

THE PROMPT RETURN OF PROXIES WILL SAVE OUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

ORION ENERGY SYSTEMS, INC. 2210 WOODLAND DRIVE MANITOWOC, WI 54220

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12:00 P.M. (CT) on August 5, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OESX2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 12:00 P.M. (CT) on August 5, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D19827-P41697                      KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORION ENERGY SYSTEMS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees:
01) Ellen B. Richstone
02) Michael J. Potts

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Advisory vote on the approval of the compensation of the Company’s named executive officers as disclosed in the proxy statement.					☐	☐	☐

4.	Ratification of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2021.					☐	☐	☐
5.	On such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies.

NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE TWO DIRECTOR NOMINEES INDICATED ABOVE, FOR ITEM 2 AND FOR ITEM 3. IT WILL ALSO BE VOTED IN ACCORDANCE WITH BEST JUDGMENT OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign name(s) exactly as shown above. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ORION ENERGY SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 6, 2020

1:00 p.m. (Local Time)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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D19828-P41697

ORION ENERGY SYSTEMS, INC.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 6, 2020.

The shareholder hereby appoints Michael W. Altschaefl and William T. Hull, and each of them, proxies, with the power of substitution to vote all shares of Common Stock of ORION ENERGY SYSTEMS, INC. of record in the name of the undersigned at the close of business on June 10, 2020 at the Annual Meeting of Shareholders of Orion Energy Systems, Inc. to be held on August 6, 2020, or at any adjournment or postponement thereof.

I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the Annual Report on Form 10-K, and I hereby revoke any other proxy I may have executed previously for the 2020 Annual Meeting of Shareholders.

See reverse for voting instructions.